Execution version	Exhibit 10.5

USD 2,000,000,000

SENIOR SECURED CREDIT FACILITY AGREEMENT

dated 15 April 2011

for

North Atlantic Drilling Ltd.

as Borrower

The companies named herein

as Guarantors

arranged by

The banks and financial institutions named herein

as Mandated Lead Arrangers

provided by

The banks and financial institutions named herein

as Lenders

ING Bank N.V.

as Documentation Agent

and

DnB NOR Bank ASA

as Agent

Bugge, Arentz-Hansen & Rasmussen

www.bahr.no

THIS SENIOR SECURED CREDIT FACILITY AGREEMENT is dated      April 2011 and made between:

(1)	North Atlantic Drilling Ltd., of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, organisation number 45094, as the borrower (the “Borrower”);

(2)	The companies listed as Intra-Group Charterers (each an “Intra-Group Charterer”) and/or Rig Owners (the “Rig Owner”) in schedule 2 (Guarantors and Collateral Rigs) hereto and North Atlantic Norway Ltd. as joint and several guarantors, all companies being wholly owned (directly or indirectly) subsidiaries of the Borrower;

(3)	The banks and financial institutions listed in schedule 1 (Lenders and Commitments), as original lenders (together, the “Lenders”);

(4)	The banks and financial institutions listed in schedule 1 (Lenders and Commitments) as mandated lead arrangers (the “Mandated Lead Arrangers”);

(5)	ING Bank N.V., of Bijlmerplein 888, 1102 MG Amsterdam, The Netherlands as documentation agent (the “Documentation Agent”); and

(6)	DnB NOR Bank ASA, of Stranden 21, 0021 Oslo, Norway as facility agent and security agent (the “Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Accession Letter” means a document substantially in the form set out in schedule 7 (Form of Accession Letter).

“Accounting Principles” means generally accepted accounting principles in the United States of America for the Borrower and those to be in the jurisdiction of incorporation of the other Obligors and Subsidiaries of the Borrower.

“Affiliate” means, in relation to any person, a Subsidiary of that person, a person owned or controlled by the same person as that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this senior secured credit facility agreement, as it may be amended, supplemented and varied from time to time, including its Schedules and any Transfer Certificate.

“Applicable Margin” means 2.00 per cent per annum.

“Approved Brokers” means the ship broker/consultancy firms RS Platou, Fearnleys and ODS Petrodata or such other reputable and independent consultancy or ship broker firm approved by the Agent, such consent not to be unreasonably withheld or delayed.

“Assignment of Charterparty” means assignment agreements for the first priority assignment of the Intra Group Charters (including for the avoidance of doubt any future Intra Group Charters), to be made between the relevant Obligors and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Assignment of Earnings” means assignment agreements (and sub-assignment agreements in respect of any Guarantor incorporated in Norway, if applicable) for the first priority assignment of the Earnings, to be made between the relevant Obligors and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Assignment of Insurances” means assignment agreements for the first priority assignment of the Insurances to be made between the relevant Obligors and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Auditors” means well reputable and international recognised accountancy firms acceptable to the Majority Lenders such as PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young and KPMG or such other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means

(a)	for the Term Loan Facility the period from and including the date of this Agreement to and including 15 May 2011; and

(b)	for the Revolving Facility the period from and including the date of this Agreement to and including the date falling one month prior to the Final Maturity Date;

or such later dates as the Agent may agree.

“Available Commitment” means a Lender’s Commitment less:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Loan the amount of its participation in the Loan that is due to be made on or before the proposed Utilisation Date.

“Base Case Model” means the financial model and statements including profit and loss, balance sheet and cash flow projections reflecting the forecasted consolidated financial conditions of the Group for the first four years following the date of this Agreement, each in form and substance satisfactory to the Finance Parties addressed to, and/or capable of being relied upon by, the Finance Parties.

“Break Costs” means the amount (if any) by which:

(a)	the interest (subject to Clause 11.3 (Break Costs) excluding the Applicable Margin) which a Lender should have received for the period from the date of receipt of all or part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum been paid on the last day of that Interest Period; exceeds

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period, as further described in Clause 11.3 (Break Costs).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Oslo, New York and London (or any other relevant place of payment under Clause 29 (Payment mechanics)).

“Cash” means

(a)	cash in hand legally and beneficially owned by a member of the Group; and

(b)	cash deposits legally and beneficially owned by a member of the Group and which are deposited with (i) the Mandated Lead Arranger, (ii) any other deposit taking institution having a rating of at least A-1 from Standard & Poor’s Ratings Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Agent which in each case:

(i)	is free from any Security Interest, other than pursuant to the Security Documents;

(ii)	is otherwise at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and

(iii)	in the case of cash in hand or cash deposits held by a member of the Group other than the Borrower, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being paid without restriction to the Borrower within five (5) Business Days of its request or demand therefore either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an intercompany loan from the Borrower to that Subsidiary.

“Cash Equivalent” means at any time:

(a)	any investment in marketable debt obligations issued or guaranteed by (i) a government or (ii) an instrumentality or agency of a government and in respect of (i) and (ii) having a credit rating of either A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(b)	commercial paper (debt obligations) not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom or Norway;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of at least A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

(c)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above and (iii) can be turned into cash on not more than five (5) days’ notice; or

(d)	any other debt security approved by the Agent,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest.

“Cash Flow Projections” means,

(a)	the Base Case Model in agreed form to be and approved by an authorised officer of the Borrower and delivered by the Borrower to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	any cash flow projections based on the Base Case Model and approved by an authorised officer of the Borrower and delivered by the Borrower to the Agent pursuant to and for such period as described in Clause 21.1 (Financial Statements).

in form and substance satisfactory to the Agent.

“Charge of Earnings Accounts” means an assignment agreement and/or account security deed (and sub-assignment agreement (or account security deed) in respect of any Guarantor incorporated in Norway) for the provision of a Security Interest in the Earnings Accounts to be made between the relevant Obligor and the Agent (on behalf of the Finance Parties) as security for the relevant Obligor’s obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Collateral Rigs” means the drilling rigs named as Collateral Rigs pursuant to schedule 2 (Guarantors and Collateral Rigs), notwithstanding this, West Elara is included in the definition only upon the Delivery Date.

“Commitment(s)” means:

(a)	in relation to a Lender the amount set opposite its name under the heading “Commitments” in schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it pursuant to Clause 26.3 (Assignments and transfers by the Lenders); and

(b)	in relation to any New Lender, the amount of any Commitment transferred to it pursuant to Clause 26.3 (Assignments and transfers by the Lenders),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form as set out in schedule 5 (Form of Compliance Certificate) and delivered pursuant to Clause 21.2 (Compliance Certificate).

“Current Assets” means, on any date, the aggregate value of the assets of the Group (on a consolidated basis), which are treated as current assets in accordance with Accounting Principles but excluding the Minimum Liquidity and for the purpose of calculating the Current Ratio, up to 20% of shares in listed companies owned 20% or more by any members of the Group shall also be treated as Current Assets based on the average market price during the calendar month prior to any determination of Current Assets.

“Current Liabilities” means, on any date, the aggregate amount of all liabilities of the Borrower which are treated as current liabilities in accordance with Accounting Principles, but excluding the current portion of the Group’s (on a consolidated basis) long term debt.

“Current Ratio” means the ratio of Current Assets to Current Liabilities.

“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delivery Date” means the date on which the West Elara is actually delivered from the Shipyard to a Rig Owner.

“Drilling Contract” means in relation to any of the Collateral Rigs a contract for the use of or operation of any of the Collateral Rigs, entered into between any Obligor and a third party not being member of the Group.

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any Obligor and which arise out of the use of or operation of any of the Collateral Rigs, including (but not limited to):

(a)	all freight, hire and passage moneys payable to an Obligor, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of the Collateral Rigs;

(b)	any claim under any guarantees related to freight and hire payable to an Obligor as a consequence of the operation of the Collateral Rigs;

(c)	compensation payable to an Obligor in the event of any requisition of the Collateral Rigs or for the use of the Collateral Rigs by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by the Collateral Rigs payable to an Obligor;

(e)	demurrage and retention money receivable by an Obligor in relation to any of the Collateral Rigs;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of Earnings;

(g)	if and whenever any of the Collateral Rigs is employed on terms whereby any moneys falling within paragraphs (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Collateral Rig; and

(h)	any other money whatsoever due or to become due to an Obligor from third parties in relation to the Collateral Rigs, or otherwise.

“Earnings Accounts” means such of the bank accounts of each of the Obligors from time to time, to which all the Earnings and any proceeds of the Insurances shall be paid each of which shall be held with the Agent or any of the Agent’s corresponding banks, or any other bank or financial institution with the prior written consent of the Agent, such consent not to be unreasonably withheld.

“EBITDA” means the earnings before interest expenses, taxes, depreciation and amortization of the Group on a consolidated basis for the previous period of twelve (12) months as such term is defined in accordance with Accounting Principles consistently applied. However, in the event the Borrower or a member of the Group acquires rigs or rig owning entities with historical EBITDA available for the rigs’ previous ownership, such EBITDA shall be included for covenant purposes in this Agreement, and if necessary, be annualized to represent a twelve (12) months historical EBITDA. In the event the Borrower or a member of the Group acquires rigs or rig owning companies without historical EBITDA available, the Borrower is entitled to base a twelve (12) month historical EBITDA calculation on future projected EBITDA only subject to any new rig having a firm charter contract in place at the time of such EBITDA calculation. Further, it is agreed that EBITDA shall include any realized gains and/or losses in respect of the disposal of rigs or the disposal of shares in rig owning companies.

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Collateral Rigs and for the operation of the business of any member of the Group.

“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Equity” means, on any date, the Group’s (on a consolidated basis) nominal book value of equity treated as equity in accordance with Accounting Principles adjusted for the difference between the Market Value and book value for all drilling units only if the units are consolidated into the Borrower’s audited consolidated financial statements.

“Equity Ratio” means the ratio of Equity to Total Assets.

“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

“Exchange” means the Oslo Stock Exchange, the New York Stock Exchange or another internationally recognised stock exchange where the shares of the Borrower will be listed prior to 31 December 2011 or a regulated over-the-counter marketplace.

“Facility” means the senior secured credit facility, divided into the Term Loan Facility and the Revolving Facility, made available under this Agreement.

“Fee Letter(s)” means any letters entered into by reference to this Agreement or the other Finance Documents in relation to any fees.

“Final Maturity Date” means the earlier of the 6th anniversary of the date of this Agreement and 31 May 2017.

“Finance Documents” means this Agreement, any Compliance Certificate, any Fee Letters, the Global Commitment Letter, any Utilisation Request, the Security Documents, any Hedging Agreement, any Accession Letter and any other document (whether creating a Security Interest or not) designated as a “Finance Document” by the Agent and the Borrower.

“Finance Lease” means a lease or charter party which would be classified as a finance lease in accordance with the Accounting Principles of the Borrower or any other transaction which is required to be classified and accounted for as a liability or asset on the face of the Group’s consolidated balance sheet in accordance with Accounting Principles.

“Finance Party” means each of the Agent, the Mandated Lead Arrangers, the Lenders and the Hedge Counterparties.

“Financial Indebtedness” means any of the following (whether or not the same are required to be classified and accounted for as a liability on the face of the Group’s consolidated balance sheet in accordance with Accounting Principles):

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	amounts borrowed from Seadrill to finance the acquisition of the Rig Owners as set out in the Share Purchase Agreement;

(c)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(d)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(e)	the amount of any liability in respect of Finance Leases;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	any derivative transaction (and, when calculating the value of that transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of any entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(i)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date or are otherwise classified as borrowings under the Accounting Principles;

(j)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than thirty (30) days after the date of supply;

(k)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(l)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Support” means loans, guarantees, credits, indemnities or other form of financial support.

“First Utilisation Date” means the date, on which the first Utilisation under the Agreement actually occurs, not to be later than 15 May 2011.

“Global Commitment Letter” means the global commitment letter concerning the Facility entered into between the Borrower, the Agent and the Mandated Lead Arrangers.

“Group” means the Borrower and its Subsidiaries from time to time.

“Guarantee(s)” means the guarantee(s) and indemnity(ies) entered into by the Guarantors pursuant to Clause 18.

“Guarantor” means North Atlantic Norway Ltd., each of the Rig Owners and each of the Intra-Group Charterers.

“Hedge Counterparty” means any of the Mandated Lead Arrangers as a Hedge Counterparty and ABN AMRO BANK N.V.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by any of the Obligors or the Borrower and a Hedge Counterparty for the purpose of hedging interest rate liabilities and/or any exchange rate or similar agreements hedging the Facility, provided always that the parties’ obligations are to be set off at market price either on a continuous basis or upon default.

“Holding Company” means a company which is defined as the parent company following the principles of the Norwegian Public Companies Act of 1997 No. 45 § 1-3.

“Insurance Report” means an insurance report in respect of the Insurances, confirming that such Insurances are placed with such insurers, insurance companies and/or clubs in such amounts, against such risks and in such form to comply with the requirements under Clause 24.3 (Insurance) prepared by Aon, Bank Assure Insurance Services Inc., or such other reputable insurance advisor approved by the Agent, and dated on or about the date of this Agreement and addressed to, and capable of being relied upon by, the Finance Parties.

“Insurances” means all the insurance policies and contracts of insurance including (without limitation) those entered into in order to comply with the terms of Clause 24.3 (Insurance) which are from time to time in place or taken out or entered into by or for the benefit of the Obligors (whether in the sole name of the Obligors or in the joint names of the Obligors and any other person) in respect of the Collateral Rigs or otherwise in connection with the Collateral Rigs and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Cover Ratio” means the ratio of the Group’s consolidated EBITDA to interest expenses for the previous period of twelve (12) months.

“Interest Payment Date” means the last day of each Interest Period, however, if the Interest Period is longer than three (3) months, on the date falling at three (3) monthly intervals after the first day of the Interest Period and each date falling at three (3) monthly intervals thereafter.

“Interest Period” means, in relation to a Loan, each of the successive periods determined in accordance with Clause 10.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Intra-Group Charterer” means each Subsidiary named as Intra-Group Charterer pursuant to schedule 2 (Guarantors and Collateral Rigs) and any Subsidiary of the Borrower being party to an Intra-Group Charter save for the Rig Owners.

“Intra-Group Charters” means each of the current intra-Group bareboat charter contracts for the Collateral Rigs listed in schedule 2 (Guarantors and Collateral Rigs), and any future bareboat contract or other employment contract pertaining to the Collateral Rigs and entered into by and between any Subsidiaries of the Borrower from time to time.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“Lenders” means the Lenders and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage Ratio” means the Net Funded Debt divided by EBITDA.

“LIBOR” means, in relation to a Loan:

(a)	The applicable interest settlement rate for the relevant period as displayed on Reuters screen page Libor 01, or Libor 02, as appropriate; or

(b)	(if Reuters screen page referred to in (a) is not available for the Interest Period of that Loan or other sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the second Business Day prior to the relevant Interest Period for the offering of deposits in USD and for a period comparable to the Interest Period for that Loan or other sum.

“Loan(s)” means the aggregate of the Term Loan and the Revolving Facility Loans outstanding under this Agreement from time to time or a loan made or to be made under the Facility.

“Majority Lenders” means:

(a)	if there are no Loans outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of the Loans then outstanding provided that the outstanding Loans shall be measured in respect of both the Lender’s part in the Term Loans outstanding and the Lender’s Term Loan Commitment available (to the extent applicable), as well as the Lender’s part in the Revolving Facility Loans outstanding and the Lender’s Revolving Facility Commitment available.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with schedule 10 (Mandatory Cost Formula).

“Market Value” means the fair market value of the Collateral Rigs, being the average of valuations of the Collateral Rigs obtained from two (2) of the Approved Brokers (elected by the Borrower), with or without physical inspection of the Collateral Rigs (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing contract of employment and/or similar arrangement.

“Material Adverse Effect” means a material adverse effect on:

(a)	the financial condition, assets, business or operation of any Obligor or the Group as a whole;

(b)	the ability of any of the Obligors to perform any of their obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents.

“Material Subsidiary” means:

(a)	the Obligors and any Subsidiary of the Borrower whose total assets or gross revenues represent not less than ten (10) per cent. of the total consolidated assets or the gross consolidated revenues (as the case may be) of the Borrower and its Subsidiaries; and

(b)	where the total unconsolidated assets and the revenues of the Borrower and the Material Subsidiaries (determined in accordance with (a) above) amount to less than eighty per cent. (80%) of the total consolidated assets and the consolidated revenues of the Group, an additional Subsidiary (an “Additional Subsidiary”) that the Borrower shall designate to ensure that the aggregate total assets and the aggregate revenues of the Borrower, the Material Subsidiaries and the Additional Subsidiaries shall amount to at least eighty per cent. (80%) of the total consolidated assets and the consolidated revenues of the Group, all as calculated by reference to the latest audited accounts (or consolidated accounts as the case may be) of such Subsidiary and the Borrower.

“Maturing Revolving Facility Loan” has the meaning ascribed to such term pursuant to Clause 6.1 (Repayment and roll-over of Revolving Facility Loans).

“Minimum Liquidity” means, as at any date, the aggregate amount of the Borrower’s (unconsolidated) Cash and the portion of the Available Commitment, which is available for Utilisation pursuant to Clause 5 (Utilisation-Loans) at that date as certified to the Agent by the Chief Financial Officer of the Borrower.

“Mortgages” means each of the first priority mortgages and any deed of covenants or general assignment collateral thereto, to be executed by the relevant owner of each Collateral Rig against the Collateral Rigs in a Ship Registry in favour of the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Net Funded Debt” means on a consolidated basis for the Group all interest-bearing debt less Cash and Cash Equivalents but excluding the Minimum Liquidity.

“New Lender” has the meaning set out in Clause 26 (Changes to the Parties).

“New Revolving Facility Loan” has the meaning ascribed to such term pursuant to Clause 6.1 (Repayment and roll-over of Revolving Facility Loans).

“Obligors” means the Borrower and the Guarantors and an Obligor means any of them.

“Original Financial Statements” means, in relation to the Borrower, the unaudited consolidated pro forma balance sheet showing the position the day after the first Utilisation Date.

“Original Financial Model” means Cash Flow Projections provided to the banks for the first time on 2 March 2011.

“Party” means a party to this Agreement (including its successors and permitted transferees).

“Permitted Encumbrances” means in respect of any Collateral Rig:

(a)	liens for current crews’ wages and salvage;

(b)	any ship repairer’s or outfitter’s possessory lien arising by operation of law and not exceeding USD 2,500,000; and

(c)	any other liens incurred in the ordinary course of operating such rig not exceeding USD 2,500,000.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December.

“Quarterly Accounts” means the relevant Obligors’ consolidated and unconsolidated financial statements for the relevant financial quarter to be delivered pursuant to Clause 21.1 (Financial Statements).

“Quotation Day” means the day occurring two (2) Business Days prior to the commencement of an Interest Period, unless market practice differs, in which case the Quotation Day for USD will be determined by the Agent in accordance with market practice (and if quotations would normally be given by leading banks in the market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means the principal office of DnB NOR Bank ASA, ING Bank N.V. and Nordea Bank Norge ASA or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Repeating Representations” means each of the representations set out in Clause 20 (Representations and Warranties).

“Revolving Facility” means the Revolving Facility made available under this Agreement as described in Clause 2.1 (Facility).

“Revolving Facility Commitment” means USD 1,000,000,000 and furthermore as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being under such loan.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a Maturing Revolving Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the Maturing Revolving Facility Loan; and

(c)	made to the Borrower for the purpose of refinancing a Maturing Revolving Facility Loan.

“Seadrill” means Seadrill Limited of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, organisation number 36832.

“Security Documents” means all or any security documents as may be entered into from time to time as collateral to the Finance Documents pursuant to Clause 19 (Security), all to be in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Security Interest” means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrower and the other Finance Parties that:

(a)	all amounts which have become due for payment by the Borrower or any other Obligor under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents; and

(c)	no Obligor has any future or contingent liability under any provision of this Agreement or any other Finance Documents and that no Commitments are still in place.

“Share Charges” means the first priority share charges over all the shares in each Rig Owner, collateral to the Finance Documents as security for the Obligors’ obligations under the Finance Documents in the form and substance satisfactory to the Agent on behalf of the Finance Parties.

“Ship Registry” means the ship registry of Panama, the Commonwealth of the Bahamas and such other ship registry as approved by the Agent.

“Shipyard” means Jurong Shipyard.

“Share Purchase Agreement” means the sale and purchase agreement relating to the entire share capital of each of the Rig Owners and dated 17 February 2011 between, inter alios, Seadrill as seller and the Borrower as buyer.

“Subsidiary” means an entity from time to time of which a person:

(a)	has direct or indirect control; or

(b)	owns directly or indirectly more than fifty (50) per cent (votes and/or capital),

for the purpose of paragraph (a), an entity shall be treated as being controlled by a person if that person is able to direct its affairs and/or control the composition of its board of directors or equivalent body.

“Tax on Overall Net Income” means a Tax imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:

(a)	the net income, profits or gains of that Finance Party world wide; or

(b)	such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction.

“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “tax” and “taxation” shall be construed accordingly.

“Term Loan Facility” means the Term Loan Facility made available under this Agreement as described in Clause 2.1 (Facility).

“Term Loan” means a loan made or to be made under the Term Loan Facility or the principal amount outstanding for the time being under such loan.

“Term Loan Commitment” means USD 1,000,000,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Total Assets” means on any date the Group’s (on a consolidated basis) book value of assets which are treated as assets in accordance with Accounting Principles adjusted for the difference between the Market Value and book value for all drilling units that are fully consolidated into the Borrower’s audited consolidated financial statements.

“Total Commitments” means the aggregate of the Term Loan Commitment and the Revolving Facility Commitment, being USD 2,000,000,000 at the date of this Agreement as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Total Loss” means, in relation to a Collateral Rig:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Collateral Rig;

and/or

(b)	any hijacking, theft, condemnation, capture, seizure, destruction, abandonment, arrest, expropriation, confiscation, requisition or acquisition of such Collateral Rig, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower or any of the Guarantors.

“Total Loss Date” means:

(a)	in the case of an actual total loss of a Collateral Rig, the date on which it occurred or, if that is unknown, the date when such Collateral Rig was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Collateral Rig, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of such Collateral Rig was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower or the Rig Owner with the Collateral Rig’s insurers in which the insurers agree to treat the Collateral Rig as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Transfer Certificate” means a certificate substantially in the form as set out in schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in respect of a Transfer (as defined in Clause 26.3 (Assignments and transfers by Lenders)) the later of:

(a)	the proposed Transfer Date as set out in the Transfer Certificate relating to the Transfer; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“USD” means the lawful currency of the United States of America.

“Utilisation” means utilisation of a Loan.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the relevant form set out in Part I of schedule 4 (Forms of Requests).

“VAT” means value added tax and any other tax of a similar nature.

“West Elara” means the jack-up rig West Elara under construction at the Shipyard.

1.2	Construction

In this Agreement, unless the context otherwise requires:

(a)	Clause and Schedule headings are for ease of reference only;

(b)	words denoting the singular number shall include the plural and vice versa;

(c)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;

(d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(e)	the “Agent”, the “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Agent, any person for the time being appointed as Agent in accordance with the Finance Documents;

(f)	references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

(g)	references to a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(h)	references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(i)	references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality);

(j)	references to a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation; and

(k)	a Default or an Event of Default is “continuing” if it has not been remedied or waived.

2.	THE FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower, during the applicable Availability Period, a USD senior secured facility for Utilisations in the aggregate principal amount of up to the Total Commitments as follows:

(a)	a term loan facility for drawing of Loans in an amount equal to the Term Loan Commitment (the “Term Loan Facility”);and

(b)	a revolving credit facility for drawing of Loans in an amount equal to the Revolving Facility Commitment (the “Revolving Facility”).

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Finance Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from any of the Obligors shall be a separate and independent debt. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Borrower’s Authority

(a)	Each Obligor (other than the Borrower), by its execution of this Agreement, irrevocably authorises the Borrower to act on its behalf as its agent in relation to the Finance Documents and authorises:

(i)	the Borrower, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all notices and instructions to be given by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) including confirmation of guarantee obligations in connection with any amendment or consent in relation to the Facility, without further reference to or the consent of such Obligor and each Obligor to be obliged to confirm such authority in writing upon the request of the Agent; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Borrower on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have given/received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Borrower under this Agreement, or in connection with this Agreement (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Borrower and any other Obligor, the notice of the Borrower shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts utilised by it hereunder towards (i) the acquisition of the Collateral Rigs, (ii) financing, in part, the remaining capital expenditures related to West Elara upon delivery from Shipyard, (iii) paying fees and expenses incurred in relation to this Agreement and (iv) the Group’s general corporate purposes.

3.2	Monitoring

Without prejudice to the obligations of the Borrower under this Clause 3 (Purpose), no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received originals or certified copies of all of the documents and other evidence listed in schedule 3 Part I (Conditions Precedent to delivery of Utilisation Request) other than the documents which pursuant to Clause 4.2 (Conditions Precedent to the First Utilisation Date) may be delivered on or prior to the First Utilisation Date hereunder or which the Agent has confirmed in writing may be delivered on the First Utilisation Date at the latest, in form and substance satisfactory to the Agent (acting on the instructions from all Lenders).

4.2	Conditions precedent to the First Utilisation Date

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the proposed First Utilisation Date the Agent has received originals or certified copies of all documents and other evidence listed in schedule 3 Part II (Conditions Precedent to the First Utilisation Date), in form and substance satisfactory to the Agent (acting on the instructions from the Majority Lenders) subject to clause 5.3 (d) and (e).

4.3	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true and correct in all material respects.

4.4	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions Precedent) are solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Majority Lenders unless it is a non-material matter of administrative or technical character where the Agent may act in its sole discretion), save for conditions which are comprised by Clause 33.3.2 (Exceptions) and those conditions precedent as set out in Schedule 3 Part I that relate to agreed form security documents, agreed form legal opinions and know-your customer documentation, which will be subject to consent from all the Lenders. The Finance Parties shall be notified by the Agent of a waiver granted pursuant to this Clause.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivering to the Agent a duly completed Utilisation Request no later than 10:00 hours (London time) three (3) Business Days prior to the proposed Utilisation Date or such shorter period as the Agent may agree. Such Utilisation Request shall be promptly forwarded by the Agent to the Lenders

5.2	Completion of a Utilisation Request

A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies whether it is for a Term Loan or a Revolving Facility Loan;

(b)	the proposed Utilisation Date is a Business Day within the applicable Availability Period and, with regard to any of the Revolving Facility Loans only, is in a minimum amount of USD 1,000,000 until the Delivery Date and thereafter in a minimum amount of USD 10,000,000 and which (together with the Loans outstanding) is not more than the amount available pursuant to Clause 2.1 (Facility);

(c)	the currency specified is USD; and

(d)	the proposed Interest Period complies with Clause 10 (Interest Periods).

5.3	Availability

(a)	Any amount of the Total Commitments not utilised by the expiry of the applicable Availability Period shall automatically be cancelled at close of business in Oslo on such date.

(b)	Only one single Utilisation may be made of the Term Loan. The Term Loan may not subsequently be re-borrowed once repaid.

(c)	Revolving Facility Loans may be drawn on a revolving basis; however, no more than five (5) Revolving Facility Loans may be outstanding at any one time.

(d)	Revolving Facility Loans may only be drawn up to an aggregate outstanding amount of USD 700,000,000 as long as the conditions precedent related to West Elara as set out in Schedule 3 Part III 2 have not been fulfilled.

(e)	Revolving Facility Loans may be drawn up to an aggregate outstanding amount of USD 1,000,000,000 if the conditions precedent related to West Elara as set out in Schedule 3 Part III 2 have been fulfilled.

5.4	Lenders’ participation

Upon receipt of a Utilisation Request, the Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender’s participation in the relevant Loan. If the conditions set out in this Agreement have been met and confirmed in writing by the Agent’s legal counsel, each Lender shall no later than 10:00 hours (London time) on the relevant Utilisation Date make available to the Agent for the account of the Borrower an amount equal to its participation in the Loan to be advanced pursuant to the relevant Utilisation Request.

6.	REPAYMENT AND REDUCTIONS

6.1	Repayment and roll-over of Revolving Facility Loans

The Borrower shall repay each of the Revolving Facility Loans in full on the last day of the Interest Period, provided that where a Revolving Facility Loan (the “New Revolving Facility Loan”) is, subject to and in accordance with the other terms of this Agreement, to be made on a day which another Revolving Facility Loan (the “Maturing Revolving Facility Loan”) is due to be repaid, then:

(a)	the Maturing Revolving Facility Loan shall be deemed to be repaid on the last day of its Interest Period to the extent that the amount of the New Revolving Facility Loan is equal to or greater than the amount of the Maturing Revolving Facility Loan; and

(b)	to that extent, the amount of the New Revolving Facility Loan shall be deemed to have been credited to the account of the Borrower, and the Lenders shall only be obliged to make available an amount equal to the amount by which amount the New Revolving Facility Loan exceeds the Maturing Revolving Facility Loan.

If the Borrower has not delivered a Utilisation Request in respect of a Maturing Revolving Facility Loan in accordance with Clause 5.1 (Delivery of a Utilisation Request), the Maturing Revolving Facility Loan shall, subject to the other provisions of this Agreement be automatically rolled over with an Interest Period of three (3) months provided that the conditions set out in Clause 4.3 (Further conditions precedent) are fulfilled.

6.2	Scheduled Repayments

The Borrower shall repay the Term Loan made to it by consecutive quarterly repayments as set out in schedule 8 (Repayments and Reductions) and the first repayment shall occur 3 months after the First Utilisation Date.

6.3	Final repayment

On the Final Maturity Date the Borrower shall repay all Loans then outstanding under this Agreement in full, together with all other sums due and outstanding under the Finance Documents at such date (if any).

7.	VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Voluntary prepayment

Subject to Clause 7.3.5 (Application) below, the Borrower may, by giving the Agent not less than three (3) Business Days prior written notice, prepay the whole or any part of the Facility (but if in part, in a minimum amount of USD 1,000,000 (or such lesser amount as consented to by the Agent) and in integral multiples of USD 1,000,000.

7.2	Voluntary cancellation

The Borrower may, by giving the Agent not less than three (3) Business Days prior written notice, permanently reduce, cancel or terminate all or part of the Revolving Facility Commitment (but if in part, in a minimum amount of USD 1,000,000 and in integral multiples of USD 1,000,000).

7.3	Terms and conditions for prepayments and cancellation

7.3.1	Irrevocable notice

The Borrower may not voluntarily prepay or cancel all or part of the Loans except as expressly provided in this Agreement.

Any notice of prepayment or cancellation by the Borrower under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made and the amount of the prepayment or cancellation.

7.3.2	Additional payments

Upon any cancellation of the Revolving Facility Commitment under this Clause 7, the Borrower shall prepay the Revolving Facility Loans outstanding by an amount sufficient to ensure that the total aggregate amount of the Revolving Facility Loans shall constitute no more than the amount of the Revolving Facility Commitment following the relevant cancellation, such prepayment to be made no later than on the day that the relevant cancellation becomes effective.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs pursuant to Clause 11.3 (Break Costs) below, without premium or penalty.

7.3.3	No reinstatement

No amount of the Commitments cancelled under this Agreement may subsequently be reinstated. The Borrower may not utilise any part of the Facility which has been voluntarily cancelled or prepaid (save for any Revolving Facility Loans prepaid).

7.3.4	Forwarding of notice of prepayment and cancellation

If the Agent receives a notice under this Clause 7 (Voluntary Prepayment and Cancellation) it shall promptly forward a copy of that notice to the Lenders.

7.3.5	Application

Any voluntary cancellation and prepayment made pursuant to this Clause 7 (Voluntary Prepayment and Cancellation), for the avoidance of doubt not to include voluntary prepayments (without cancellation) of the Revolving Facility only, shall be applied pro rata against the Term Loan outstanding and against the Revolving Facility Commitment outstanding in equal amounts.

7.3.6	Amended Repayment and Reduction Schedule

Upon any such prepayment or cancellation, the Agent shall, if applicable, replace schedule 8 (Repayments and Reductions) with an amended and new repayment and reduction schedule reflecting the correct scheduled amounts and provide a copy to the Borrower and the Lenders thereof.

8.	MANDATORY REDUCTION, PREPAYMENT AND CANCELLATION

8.1	Total Loss or sale

(a)	If any of the Collateral Rigs is sold or otherwise disposed of in whole or in part, or suffers a Total Loss, on the Disposal Reduction Date the Revolving Facility Commitment shall be reduced, and the Term Loans and any Revolving Facility Loans shall be prepaid with an amount equal to the Disposal Reduction Amount and otherwise in accordance with Clause 8.5 (Terms and conditions for prepayments/reductions and cancellation):

(b)	For the purpose of this Clause 8.1 the following definition shall apply:

“Disposal Reduction Amount” means the amount equal to the Loans outstanding plus the Available Commitments multiplied with the proportion the Market Value of such Collateral Rig bears to the aggregate of the Market Values of all the Collateral Rigs immediately prior to its Total Loss or completion of its sale or disposal at the date of the Total Loss or completion of the sale or disposal of such Collateral Rig;

“Disposal Reduction Date” means, in relation to a Collateral Rig:

(i)	where such Collateral Rig has become a Total Loss, the date which is the earlier of the date the Disposal Reduction Amount is available and ninety (90) days after such Collateral Rig became a Total Loss or such later date as may be agreed in writing by the Agent (acting on the instructions of the Lenders); or

(ii)	where such Collateral Rig is sold or otherwise disposed of, the date upon which the sale or disposal of such Collateral Rig is completed.

8.2	Illegality and Lender’s financial requirements

If it becomes unlawful under any law, regulation, treaty or of any directive of any monetary authority (whether or not having the force of law) in any applicable jurisdiction for a Lender to fund or maintain its participation in its Commitment or any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	the Agent shall promptly notify the Borrower (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same and/or the Lenders’ financial status) upon receipt of notification in accordance with paragraph (a) above;

(c)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately reduced to zero and cancelled; and

(d)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.3	Minimum Market Value

Upon a non-compliance of Clause 24.1 (Minimum Market Value), the Facility shall be repaid or reduced (as applicable) in accordance with Clause 8.5 (Terms and conditions for prepayments/reductions and cancellation) on the date falling 60 days after such breach by an amount equal to the amount which is required for the Borrower to become compliant with Clause 24.1 (Minimum Market Value) again.

8.4	Change of control

If

(a)	any of the Obligors ceases to be a 100% owned Subsidiary of the Borrower, unless a prior written consent from the Majority Lenders has been given; or

(b)	any person, other than Seadrill, or group of persons acting in concert, obtains more than 33.34% of the voting rights or share capital or otherwise controls the appointment of members of the board of directors of the Borrower, unless the new controlling shareholder(s) is/are acceptable to the Lenders;

the Total Commitments shall be automatically cancelled and all Loans and other amounts outstanding under the Finance Documents shall be prepaid within 60 days thereafter.

8.5	Terms and conditions for prepayments/reductions and cancellation

8.5.1	Application

Upon any reduction in outstanding amounts pursuant to this Clause 8, the Agent shall (if necessary), replace schedule 8 (Repayments and Reductions) with an amended and new repayment and reduction schedule reflecting the correct scheduled amounts and provide a copy to the Borrower and the Lenders thereof. Any mandatory reductions shall be applied pro rata between scheduled repayments of the Revolving Facility and the Term Loan Facility.

8.5.2	Additional payments

Upon any reduction of the Commitments under this Clause 8, the Borrower shall repay the Loans outstanding by an amount sufficient to ensure that the total aggregate amount of the outstanding Loans shall constitute no more than the amount of the remaining Commitment following the relevant reduction, such repayment to be made no later than on the day that the relevant reduction becomes effective. Any such (p)repayments shall be applied pro rata between the Lenders.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.5.3	No reinstatement

No amount of the Commitments mandatorily reduced and prepaid under this Agreement may subsequently be reinstated. The Borrower may not utilise any part of the Facility which has been reduced and prepaid.

8.5.4	Forwarding of notice of prepayment and cancellation

If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to the Lenders and the Borrower (if applicable).

9.	INTEREST

9.1	Calculation of interest

The rate of interest for the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Applicable Margin;

(b)	LIBOR; and

(c)	Mandatory Costs (if any).

Effective interest pursuant to the Norwegian Financial Agreement Act of 1999 No. 46 has been calculated by the Agent as set out in a separate notice from the Agent to the Borrower.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on each Interest Payment Date.

9.3	Default interest

If an Obligor fails to pay any amount payable by it under the Finance Documents on its due date, interest shall accrue on the overdue amount from the due date and up to the date of actual payment (both before and after judgment) at a rate determined by the Agent to be two per cent (2.00%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligors on demand by the Agent. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in a Utilisation Request.

(b)	Each Utilisation Request is irrevocable and must be received by the Agent not later than 10:00 hours (London time) three (3) Business Days before the commencement of that Interest Period.

(c)	If the Borrower fails to deliver a Utilisation Request to the Agent in accordance with litra b) above, the relevant Interest Period will be three (3) months.

(d)	For the Term Loans and the Revolving Facility Loans the Borrower may select an Interest Period of one (1), two (2), three (3) or six (6) months or any such other period agreed between the Borrower and the Agent (on behalf of the Lenders), provided that a selection of a one (1) month Interest Period is limited to three (3) times per calendar year.

(e)	An Interest Period for the Loan shall not extend beyond the Final Maturity Date, but shall be shortened so that it ends on the Final Maturity Date.

(f)	An Interest Period for the maturing part of a Loan shall not extend beyond the first subsequent scheduled repayment date after the Utilisation Date of such Loan, but shall be shortened so that it ends on such scheduled repayment date.

(g)	Each Interest Period for a Loan shall start on the relevant Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.2	Non-Business Day

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Notification of Interest Periods

The Agent will notify the Borrower and the Lenders of the Interest Periods determined in accordance with this Clause 10.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Market disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; and

(iii)	Mandatory Costs.

(b)	In this Agreement, “Market Disruption Event” means:

(i)	at or about 11:00 hours (London time) on the Quotation Day for the relevant Interest Period LIBOR is not available; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed fifty per cent (50.00%) of the Loans) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

11.2	Alternative basis of interest or funding

If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest instead of LIBOR. Any alternative basis agreed pursuant to this Clause 11.2 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.3	Break Costs

The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Cost attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Cost for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fees

The Borrower shall pay to the Agent (for distribution among the Lenders) a commitment fee of 40% of the Applicable Margin on the Lenders’ Available Commitment accruing from the date of this Agreement and up until the Final Maturity Date, payable quarterly in arrears on each Quarter Date and on the Final Maturity Date or such other date upon which the Facility is terminated and/or cancelled in whole.

12.2	Agency fee

The Borrower shall pay to the Agent such fees as set out in the Fee Letters.

12.3	Other fees

The Borrower shall pay such other fees as set out in the Fee Letters.

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Taxes

13.1.1	No withholding

All payments by the Obligors under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax deduction or withholding is required by law.

13.1.2	Tax gross-up

(a)	The relevant Obligor shall promptly upon becoming aware that it must make a Tax deduction or withholding (or that there is any change in the rate or the basis of a Tax deduction or withholding) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Lender.

(b)	If a Tax deduction or withholding is required by law to be made by an Obligor:

(i)	the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax deduction or withholding had been required; and

(ii)	that Obligor shall make that Tax deduction or withholding within the time allowed and in the minimum amount required by law.

(c)	Within thirty (30) days of making either a Tax deduction or withholding or any payment required in connection with that Tax deduction or withholding, that Obligor shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.2	Tax indemnity

The Borrower shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax on Overall Net Income assessed on a Finance Party or to the extent such loss, liability or cost is compensated under Clause 13.1.2 (Tax gross-up).

13.3	VAT

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

14.	INCREASED COSTS

14.1	Increased Costs

(a)	The Borrower shall, upon demand from the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law, regulation or treaty or any directive of any monetary authority (whether or not having the force of law) (including, but not limited to any laws and regulations implementing new or modified capital adequacy requirements) or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, the term “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

(c)	A Finance Party intending to make a claim pursuant to this Clause 14.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower. Each Finance Party shall as soon as practicable after a demand by the Agent, provide a confirmation showing the amount of its Increased Costs.

14.2	Exceptions

Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax deduction or withholding required by law to be made by the Borrower;

(b)	compensated for by Clause 13.1.2 (Tax gross-up) or Clause 13.2 (Tax Indemnity); or

(c)	attributable to gross negligence or the wilful breach by the relevant Finance Party or its affiliates of any law or regulation.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each of the Obligors waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall within three (3) Business Days of demand, indemnify each Finance Party against any documented costs, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any Environmental Claim;

(c)	a failure by an Obligor to pay any amount due under the Finance Documents on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(d)	the funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(e)	a Loan (or part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent and the Lenders

The Borrower shall promptly indemnify the Agent, the Documentation Agent and the Lenders against any documented cost, loss or liability incurred by the Agent, the Documentation Agent or the Lenders (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a possible Event of Default; or

(b)	acting on or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

Without in any way limiting the obligations of the Obligors hereunder, each Finance Party shall, in consultation with the Borrower, take all reasonable steps for a period of fifteen (15) Business Days to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of:

(a)	Clause 8.1(ii) (Illegality and Lender’s financial requirements);

(b)	Clause 13 (Tax gross-up and indemnities); and

(c)	Clause 14 (Increased Costs),

including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate.

A Finance Party is not obliged to take any steps under this Clause 16.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.2	Replacement of a Lender

The Borrower shall have the right, in the absence of a Default or Event of Default, to replace any Lender that charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in

(a)	Clause 13 (Tax gross-up and indemnities); and

(b)	Clause 14 (Increased Costs).

16.3	Indemnity

The Borrower shall indemnify each Finance Party for all documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation) and Clause 16.2 (Replacement of a Lender).

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly on demand pay to the Agent the amount of all documented costs and expenses (including legal fees) reasonably incurred in connection with the negotiation, preparation, printing, perfection, execution, registration and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment and enforcement costs, etc

The Borrower shall, within three (3) Business Days of demand, reimburse the Agent or another Finance Party for the amount of all costs and expenses (including legal fees) incurred by it in connection with:

(a)	the granting of any release, waiver or consent under the Finance Documents;

(b)	any amendment or variation of any of the Finance Documents; and

(c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor hereby irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party, as and for its own debt and not merely as surety, the due and punctual observance and performance by the Borrower and any of the other Obligors of all of the obligations of the Borrower and the other Obligors under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, such Guarantor shall immediately on demand by the Agent pay that amount as if it were the principal obligor; and

(c)	undertakes to indemnify each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by such Guarantor is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

The obligations of each Guarantor hereunder (the “Guarantee Obligations”) are continuing guarantee obligations and will extend to the ultimate balance of all amounts payable by the Obligors under any of the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Maximum liability

The liability of each Guarantor hereunder shall be limited to USD 2,300,000,000 plus interest and costs.

18.4	Number of claims

There is no limit on the number of claims that may be made by the Agent (on behalf of the Finance Parties) under this Agreement.

18.5	Survival of Guarantor’s liability

A Guarantor’s liability to the Finance Parties under this Clause 18 shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without such Guarantor’s knowledge or consent):

(a)	any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with the Borrower in respect of any of the Obligor’s obligations under the Finance Documents; or

(b)	any legal limitation, disability or incapacity of any Obligor related to the Finance Documents; or

(c)	any amendments to or variations of the Finance Documents agreed by the Finance Parties with any Obligor; or

(d)	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of an Obligor; or

(e)	any other circumstance which might otherwise constitute a defence available to, or discharge of, a Guarantor.

18.6	Waiver of rights

Each Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act 1999 (as amended) not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)	§ 63 (1) – (2) (to be notified of any Event of Default hereunder and to be kept informed thereof);

(b)	§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);

(c)	§ 63 (4) (to be notified of the Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(d)	§ 65 (3) (that the consent of a Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(e)	§ 67 (2) (about reduction of a Guarantor’s liabilities hereunder since no such reduction shall apply as long as any amount is outstanding under the Finance Documents);

(f)	§ 67 (4) (that a Guarantor’s liabilities hereunder shall lapse after ten (10) years, as that Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);

(g)	§ 70 (as no Guarantor shall have any right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

(h)	§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other security provided in respect of the Borrower’s liabilities under the Finance Documents before demanding payment under or seeking to enforce the Guarantee Obligations of a Guarantor hereunder);

(i)	§ 72 (as all interest and default interest due under any of the Finance Documents shall be secured by the Guarantee Obligations of a Guarantor hereunder);

(j)	§ 73 (1) – (2) (as all costs and expenses related to an Event of Default under this Agreement shall be secured by the Guarantee Obligations of a Guarantor hereunder); and

(k)	§ 74 (1) – (2) (as a Guarantor shall make any claim against the Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).

18.7	Deferral of Guarantor’s rights

Each of the Guarantors undertakes to the Finance Parties that for as long as any of the Finance Documents is effective:

(a)	following receipt by it of a notice from the Agent of the occurrence of any Event of Default which is unremedied, none of the Guarantors will make demand for or claim payment of any moneys due to the Guarantors from the Borrower or the other Obligors, or exercise any other right or remedy to which any of the Guarantors are entitled in respect of such moneys unless and until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(b)	if any Obligor shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantors shall not (unless so instructed by the Agent and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent) make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by the Borrower or the other Obligors to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(c)	if a Guarantor, in breach of paragraphs (a) and/or (b) above receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by such Guarantor in custody for the Agent and immediately be paid to the Agent so as for the Agent to apply the same as if they were moneys received or recovered by the Agent under this Agreement; and

(d)	the Guarantors have not taken nor will they take from the Borrower or the other Obligors any Security Interest whatsoever for the moneys hereby guaranteed.

18.8	Enforcement

No Finance Party shall be obliged before taking steps to enforce the Guarantee Obligations of any of the Guarantors under this Agreement:

(a)	to obtain judgement against the Borrower or any third party in any court or other tribunal;

(b)	to make or file any claim in a bankruptcy or liquidation of the Borrower or any third party; or

(c)	to take any action whatsoever against the Borrower or any third party under the Finance Documents, except giving notice of any payment due hereunder,

and each of the Guarantors hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making any demand against the Guarantors hereunder, except as required hereunder or by law.

Any release, discharge or settlement between a Guarantor and the Finance Parties (or any of them) in relation to any Finance Document shall be conditional upon no payment made by the Borrower to the Finance Parties hereunder or thereunder being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason whatsoever. If any payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce the Guarantee Obligations of a Guarantor hereunder as if such release, discharge or settlement had not occurred and any such payment had not been made.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10	Guarantee and indemnity of the Borrower

The Borrower, as indemnifying guarantor for the Guarantees, hereby guarantees on the same terms, limitations and conditions as the Guarantors under this Clause 18.

19.	SECURITY

19.1	Security

The Obligors’ obligations and liabilities under the Finance Documents, including (without limitation) the Borrower’s obligation to repay the Facility together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards the Finance Parties in connection with the Finance Documents, shall at any and all times and until all amounts due to the Finance Parties hereunder have been paid and/or repaid in full and until the Commitments have been terminated, be secured by the guarantee and indemnity granted by the Guarantors pursuant to Clause 18 and additionally:

(a)	the Mortgages (including any deeds of covenants or general assignment if applicable);

(b)	the Assignment of Earnings;

(c)	the Assignment of Charterparty;

(d)	the Charge of Earnings Accounts;

(e)	the Assignment of Insurances; and

(f)	the Share Charges.

Each of the Obligors undertakes to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties) on or about the date of this Agreement, legally valid and in full force and effect (to the extent applicable), and to execute or procure the execution of such further documentation as the Agent may reasonably require in order for the relevant Finance Parties to maintain the security position envisaged hereunder, including the execution and delivery of future Assignment of Earnings and Charterparty agreements pertaining to future Intra-Group Charters, Charges of Earnings Accounts, Share Charges, Mortgages and Assignment of Insurances. The Security Documents shall rank with first priority.

20.	REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to each Finance Party as follows:

20.1	Status

The Obligors are limited liability companies, duly incorporated, organised and validly existing under the laws of their incorporation and registration and have the power to own their assets and carry on their business as they are currently being conducted.

20.2	Binding obligations

The Finance Documents to which the Obligors are a party constitute legal, valid, binding and enforceable obligations, and each Security Document creates (or will at the latest on the First Utilisation Date create) the security interests which that Security Document purports to create and those security interests are legal, valid, binding and enforceable first priority securities and no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable in accordance with their terms against the Obligors, save for the registration of the Mortgages with the relevant Ship Registry which shall be completed prior to the First Utilisation Date of the Facility (and the registration of the relevant Security Documents (if any) with the relevant Company Register of the Obligors which shall be completed within the applicable time limit in each relevant jurisdiction).

20.3	No conflict with other obligations

The entry into and performance by the Obligors of, and the transactions contemplated by, the Finance Documents to which they are a party do not and will not conflict with:

(a)	any law or regulation or any order or decree of any judicial or official agency or court;

(b)	any constitutional documents of such Obligor; or

(c)	any agreement or document to which such Obligor is a party or by which it is bound.

20.4	Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary corporate actions to authorise its entry into and delivery of, performance, validity and enforceability of the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Authorisations and consents

All authorisations, approvals, consents and other matters, official or otherwise, required (i) in connection with the entering into, performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby and thereby and (ii) for each Obligor to carry on its business as currently being conducted have been obtained or effected and are in full force and effect, or will be obtained prior to the First Utilisation Date.

20.6	Taxes

Each of the Obligors has fully paid, when due, any and all taxes incurred to date in connection with the operation of its business, ownership or use of any of its assets, and conduct of its affairs on its premises, except for income and property taxes and assessments which are being contested in good faith and with due diligence. No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies save as disclosed to the Lenders pursuant to Clause 23.4 (Taxation). It is not required to make any withholdings or deductions for or on account of Tax from any payment it may make under any of the Finance Documents.

20.7	No Default

No Event of Default, Default or any prepayment event pursuant to Clause 8 (Mandatory, Reduction, Prepayment and Cancellation) exists or might reasonably be expected to result from the making of the Utilisation or the entry into and performance of or any transaction contemplated by any of the Finance Documents. No other event or circumstance is outstanding which (in the reasonable opinion of the Agent or the Majority Lenders) constitutes a default or (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute a default under any Intra-Group Charters, any Drilling Contract, any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries (if any) or to which its (or any of its Subsidiaries’ (if any)) assets are subject and which has or might have a Material Adverse Effect.

20.8	No misleading information

Any factual information, documents, exhibits or reports relating to the Obligors and their respective Subsidiaries and which have been furnished to the Finance Parties by or on behalf of the Obligors are complete and correct in all material respects and do not contain any misstatement of fact or omit to state a fact making such information, exhibits or reports misleading in any material respect or no omission to disclose any off-balance sheet liabilities or other information, documents or agreements which if disclosed could reasonably be expected to affect the decision of a Finance Party to enter into a Finance Document.

20.9	Original Financial Statements

(a)	Complete and correct. The Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 21 (Information Undertakings), save as disclosed to an Exchange, fairly and accurately represent the assets, liabilities and the financial condition of the Obligors and their respective Subsidiaries and have been prepared in accordance with Accounting Principles consistently applied.

(b)	No undisclosed liabilities. As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 21 (Information Undertakings), none of the Obligors or any of its Subsidiaries had any material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements, the most recent delivered financial information or in the notes thereto (save as disclosed to the Exchange).

(c)	No material change. Since the date of the Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 21 (Information Undertakings), there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of any Obligor or its Subsidiaries which might have a Material Adverse Effect.

20.10	Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.

20.11	No proceedings pending or threatened

No litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings (private or public) of or before any court, arbitral body or agency, which if adversely determined, might reasonably be expected to have a Material Adverse Effect, have been started or are pending or (to the best of its knowledge and belief) have been threatened against any Obligor.

20.12	No existing Security Interest

Save as described in Clause 19 (Security), no Security Interest exists over all or any of the present or future revenues or assets of any Obligor relating to assets being the subject of the Security Documents and all of the Obligors’ rights, title and interest are freely assignable and chargeable in the manner contemplated by the Security Documents.

20.13	No immunity

The execution and delivery by any Obligor of each Finance Document to which such Obligor is a party constitute, and each Obligor’s exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and each Obligor will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Finance Document.

20.14	No winding-up

No Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.

20.15	No breach of laws

(a)	No Obligor has (and none of its Subsidiaries has) breached any law or regulation which breach (in the opinion of the Agent or the Majority Lenders) has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Obligor which have or are reasonably likely to have a Material Adverse Effect.

20.16	Environmental laws

(a)	Each Obligor is in compliance with Clause 23.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which (in the opinion of the Agent or the Majority Lenders) has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim and no other event or circumstances is outstanding which (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute an Environmental Claim has been commenced or is pending (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, which (in the opinion of the Agent or the Majority Lenders) have or are reasonably likely to have a Material Adverse Effect.

20.17	The Collateral Rigs

Each Collateral Rig is:

(a)	in the absolute ownership of the relevant Rig Owner described in schedule 2 (Guarantors and Collateral Rigs) hereto free and clear of all encumbrances (other than current crew wages and the relevant Mortgage) and, the respective Rig Owner will be the sole, legal and beneficial owner of such Collateral Rig;

(b)	registered in the name of the relevant Rig Owner as described in schedule 2 (Guarantors and Collateral Rigs) with a Ship Registry;

(c)	operationally seaworthy in every way and fit for service and complying with the ISM Code and the ISPS Code (to the extent applicable) and if not applicable, to conduct its affairs pursuant to prudent industry practices; and

(d)	classed with a classification society acceptable to the Majority Lenders, free of all overdue requirements and recommendations.

20.18	Ownership

The Borrower owns (directly or indirectly) 100% of all the shares and the ownership interests in each of the other Obligors as described in Schedule 9 (Corporate Structure) hereto.

20.19	No money laundering

Each Obligor is acting for its own account and not as lender or trustee or in any other capacity whatsoever on behalf of any third party in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which an Obligor is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (2001/97EC of the European Parliament and of 4 December 2001) including, but not limited to Directive 2005/60 amending Council Directive 91/308).

20.20	Corrupt practices

Each Obligor has observed, and to the best of its knowledge and belief, parties acting on its behalf have observed in the course of acting for it, all applicable laws and regulations relating to bribery and corrupt practices.

20.21	Repetition

The representations and warranties set out in this Clause 20 are deemed to be made by each of the Obligors on the date of this Agreement and shall be deemed to be repeated:

(a)	on the date of a Utilisation Request;

(b)	on each Utilisation Date;

(c)	on the first day of each Interest Period; and

(d)	in each Compliance Certificate forwarded to the Agent pursuant to Clause 21.2 (Compliance Certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

21.	INFORMATION UNDERTAKINGS

The Obligors give the undertakings set out in this Clause 21 to each Finance Party and such undertakings shall remain in force throughout the Security Period;

21.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all of the Lenders:

(a)	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of the Borrower’s financial year:

(i)	the Borrower’s audited consolidated financial statements; and

(ii)	the other Obligors’ unaudited unconsolidated accounts for that financial year;

(b)	as soon as the same become available, but in any event within seventy (70) days after each relevant Quarter Date, the Borrower’s consolidated unaudited financial statements for that financial quarter; and

(c)	as soon as the same become available, but in any event no later than seventy (70) days after 30 June and 31 December each calendar year copies of the Group’s Cash Flow Projections for the following four (4) calendar years after such dates.

21.2	Compliance Certificate

The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 21.1 (Financial statements), a Compliance Certificate signed by an authorised officer of the Borrower setting out (in reasonable detail) inter alia computations as to compliance with Clause 22 (Financial Covenants) as at the date at which those financial statements were drawn up together with any relevant supporting documentation enabling the Lenders to determine and monitor the Borrower’s compliance with Clause 22 (Financial Covenants), Clause 24.1 (Minimum Market Value) and Clause 24.3 (Insurances) together with confirmation that the Collateral Rigs are employed on the contracts described in schedule 2 (Guarantors and Collateral Rigs) hereto (as from time to time amended).

21.3	Requirements as to financial statements

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) consist of balance sheets, profit and loss statements and cash flow analysis and is prepared using Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for each of the relevant Obligors, as the case may be, unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in Accounting Principles, the accounting practices or reference periods and its Auditors deliver to the Agent:

(a)	a description of any change necessary for those financial statements to reflect Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.4	Information – miscellaneous

The Borrower shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders, or to or from its creditors generally at the same time as they are dispatched;

(b)	immediately upon becoming aware of them; breaches of contracts, the details of any litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings which are current, threatened, alleged or pending against any of the Obligors and which (in the opinion of the Agent or the Majority Lenders) might, if adversely determined, be reasonably expected to have a Material Adverse Effect;

(c)	immediately such further information regarding the business, properties, assets and operations (financial or otherwise) of the Obligors and its Subsidiaries as any Finance Party (through the Agent) may reasonably request; and

(d)	such updates of forecasts as the Agent may reasonably request.

21.5	Notification of Default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

21.6	Notification of Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any material Environmental Claim has been commenced or (to the best of the Obligors’ knowledge and belief) is threatened against any of the Obligors or a Collateral Rig; and

(b)	of any incident, event, fact or circumstances which will or are reasonably likely to result in any material Environmental Claim being commenced or threatened against any of the Obligors, or a Collateral Rig.

21.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status, name or address of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents,

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.	FINANCIAL COVENANTS

The financial covenants in this Clause 22 are granted in favour of each Finance Party by the Borrower and such financial covenants shall be complied with throughout the Security Period and be calculated in accordance with Accounting Principles, unless otherwise stated in this Agreement, and tested by reference to the latest financial statements (whether audited or unaudited) and each Compliance Certificate, and presented to the Agent in satisfactory form and substance.

22.1	Minimum Liquidity

The Borrower will procure that the Minimum Liquidity of the Borrower will not fall below USD 50,000,000 for the first twelve (12) months following the First Utilisation date and that the Minimum Liquidity of the Borrower will not fall below USD 75,000,000 for the period thereafter.

22.2	Leverage Ratio

The Borrower will procure that throughout the term of this Agreement the Leverage Ratio of the Group will not exceed 5.0:1 until and including the fourth quarter of 2014 and not exceed 4.5:1 thereafter.

22.3	Interest Cover Ratio

The Borrower will procure that the Group’s Interest Cover Ratio shall be minimum 3.0:1.

22.4	Current Ratio

The Borrower will procure that the Group’s Current Ratio is minimum 1:1.

22.5	Equity Ratio

The Borrower will procure that the Group’s Equity Ratio shall not be less than twenty five (25) per cent throughout 2011 and thirty (30) per cent thereafter for the remainder of the Security Period.

23.	GENERAL UNDERTAKINGS

Each Obligor gives the undertakings set out in this Clause 23 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

23.1	Authorisations etc.

Each of the Obligors shall promptly:

(a)	obtain, comply and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent (if so requested) of,

any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

23.2	Compliance with laws

Each Rig Owner shall procure compliance with all Environmental Laws and all other laws and regulations relating to the Collateral Rigs, its ownership, operation and management or to the business of each Rig Owner, and with its articles of association.

23.3	Environmental compliance

The Borrower shall procure that each member of the Group shall:

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so, (in the opinion of the Agent or the Majority Lenders) has or is reasonably likely to have a Material Adverse Effect.

23.4	Taxation

(a)	The Borrower shall procure that each member of the Group shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith and due diligence;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not (in the opinion of the Agent or the Majority Lenders) have or is not reasonably likely to have a Material Adverse Effect.

(b)	None of the Obligors may change its residence for Tax purposes.

23.5	Pari passu ranking

Each of the Obligors shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.

23.6	Title

Each Rig Owner shall, and the Borrower shall procure that all Intra-Group Charterers will, hold full legal title to and own the entire beneficial interest in the respective Collateral Rig, the Insurances and its Earnings, free of any Security Interest and other interests and rights of every kind, except for those created by the Finance Documents and as set out in Clause 23.7 (Negative pledge).

23.7	Negative pledge

(a)	The Rig Owners shall not, and the Borrower shall procure that none of the Intra-Group Charterers will, create or permit to subsist any Security Interest save for Permitted Encumbrances over any of its present or future undertakings, property, assets, rights or revenues (whether secured by the Security Documents or not), and the Borrower shall not create or permit to subsist any Security Interest save for Permitted Encumbrances over any of its present or future undertakings, property, assets, rights or revenues being subject to any of the Security Documents.

(b)	The Borrower shall procure that no shares issued by an Intra-Group Charterer will be subject to any Security Interest.

23.8	Change of business

Except with the prior written consent of the Majority Lenders, the Obligors will not, cease to carry on its business as at the date of this Agreement, or change the place of its jurisdiction or its organisation as presently conducted. The Obligors will not carry on any other business than the business at the date of this Agreement, except for similar related business.

23.9	Finance Documents, Drilling Contracts and Intra-Group Charters

The Obligors shall perform all of their obligations under the Finance Documents, any Drilling Contracts and any Intra-Group Charters pertaining to the Collateral Rig at all times in the manner and upon the terms set out therein.

23.10	Mergers and demergers

Except with the prior written consent of the Majority Lenders, the Guarantors will not (i) enter into any merger or consolidation with any other company unless with another Group member and provided that the Guarantors will survive as separate legal entities remaining bound in all respects by their obligations and liabilities under the Finance Documents or (ii) demerge themselves into any two or more companies or (iii) undertake any corporate restructuring.

23.11	Financial year

Except with the prior written consent of the Majority Lenders, the Borrower will not alter its financial year end.

23.12	Bank accounts

Each Obligor (save for the Borrower) shall collect and credit all its Earnings (excluding service income for manning, services and procurement etc. held with separate third party contractors for the purpose of optimising the fiscal structure of the drilling operations) to the relevant Earnings Accounts and maintain all its Earnings Accounts with the Agent, unless otherwise agreed to by the Agent and subject to satisfactory security arrangements being entered into in favour of the Finance Parties.

23.13	Dividends Borrower

(a)	The Borrower may

(i)	pay dividends (or make any other distributions to its shareholders),

(ii)	buy-back its own common stock and/or

(iii)	make new material investments in any company, shares, common stock or enter into any kind of new forward contracts (including total return swaps),

only to the extent

(i)	no Default is continuing or would result from the proposed transaction,

(iv)	after giving effect to such transaction, the Borrower and its Subsidiaries are in compliance with the Financial Covenants set out in Clause 22 (Financial Covenants) of this Agreement; and

(v)	the transactions set out in 23.13(a)(i) and (ii) above are limited to 50 per cent (50%) of the Borrower’s EBITDA.

23.14	Restrictions on indebtedness

(a)	None of the Guarantors shall incur, create or permit to subsist any Financial Indebtedness other than as incurred under the Finance Documents.

(b)	The restrictions in paragraph (a) above do not apply to;

(i)	Intercompany loans. Loans and advances made to the respective Obligor by members of the Group on the conditions that the loans are subordinated and unsecured in form and substance (including subordination in rank, payments and maturity) and subject to a subordination agreement satisfactory to the Agent; or

(ii)	Hedging. Indebtedness under any interest rate or foreign exchange agreement entered into in the ordinary course of business and which are non-speculative in nature.

(iii)	Majority Lenders. Financial Indebtedness consented to by the Majority Lenders.

23.15	Restrictions on inter-company chartering

Unless the Borrower can (in form and substance satisfactory to the Agent) document and evidence that a new charter arrangement has no negative effect on the Finance Parties securities positions as set out in Clause 21.1 (Security) and under the Finance Documents, the Obligors shall not enter into any other charter arrangements for the Collateral Rigs other than what follows from schedule 2 (Guarantors and Collateral Rigs), except as consented to in writing by the Agent.

23.16	Transactions with Affiliates

Each Obligor shall procure that all transactions entered into with an Affiliate are made on market terms and otherwise on arm’s length terms.

23.17	Disposals

(a)	No Obligor shall enter into a single transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, or otherwise dispose of any Collateral Rig or other asset being the subject of a Security Interest pursuant to the Security Documents or the whole or a substantial part of its other assets.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal

(i)	made on market value and arm’s length terms and in compliance with Clause 8 (Mandatory Reduction, Prepayment and Cancellation) of this Agreement; or

(ii)	consented to by the Majority Lenders.

(c)	No Obligor shall dispose of any employment contract for any Collateral Rig without the prior written consent of the Agent.

23.18	Financial Support

None of the Obligors except for the Borrower shall provide, procure, create or permit to subsist any Financial Support (including contingent support) other than:

(a)	Financial Support incurred pursuant to the Finance Documents;

(b)	Financial Support outstanding on the date of this Agreement and which is disclosed to, and acceptable to, the Majority Lenders in writing prior to such date; or

(c)	Financial Support consented to by the Majority Lenders.

23.19	Centre of Main Interest

None of the Obligors will change its centre of main interest or establishment to another jurisdiction without obtaining the prior written consent from the Majority Lenders.

23.20	Assignment of contracts

If an event which is or may become (with the passage of time or the giving of notice or both) an Event of Default and is continuing; each Obligor shall, upon the Agent’s request, make its best endeavours, to the extent legally permissible by law, to have assigned the rights and obligations under any Drilling Contracts and Intra-Group Charters pertaining to a Collateral Rig to one or several parties nominated by the Agent.

23.21	Investment Restrictions

(a)	Neither the Borrower nor its Subsidiaries shall make any investments and/or acquisitions unless

(i)	after giving effect to any such investment, the Borrower and its Subsidiaries are in pro forma compliance (evidenced by adjusted financial calculations taking into account any effect of the investment or acquisition made) with the Financial Covenants set out in Clause 22 (Financial Covenants) of this Agreement; and

(ii)	no Default is continuing or would result from the proposed investment and acquisition.

(b)	None of the Guarantors shall make any further investments or acquisitions, except for any capital expenditure or investments related to ordinary construction, upgrade or maintenance work of the Collateral Rigs.

23.22	Corrupt Practices

Each Obligor shall act in compliance with all applicable laws and regulations relating to bribery and corrupt practices and shall use all reasonable endeavours to procure that any person acting on its behalf acts in such manner in the course of acting for it.

23.23	Money Laundering

The Borrower shall:

(a)	provide the Lender with information, certificates and any documents required by the Lender to ensure compliance with any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (2001/97EC of the European Parliament and of 4 December 2001) throughout the Security Period; and

(b)	notify the Lender as soon as it becomes aware of any matters evidencing that a breach of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (2001/97EC of the European Parliament and of 4 December 2001) may or is about to occur or that the person(s) who have or will receive the commercial benefit of this Agreement have changed from the date hereof.

24.	RIG COVENANTS

The Obligors give the undertakings set out in this Clause 24 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

24.1	Minimum Market Value

The Obligors will procure that the Market Value of all the Collateral Rigs is at least one hundred and twenty percent (120%) of the sum of the Loans outstanding for the first four (4) years from the First Utilisation Date and one hundred and thirty five (135%) thereafter.

24.2	Market Valuation of the Collateral Rigs

The Borrower shall (at its own expense) (i) arrange for the Market Value of the Collateral Rigs to be determined and valued for the purpose of every Compliance Certificate to be delivered to the Agent pursuant to Clause 21.2 (Compliance Certificate) for the financial quarters ending 30 June and 31 December each year and (ii), if an Event of Default has occurred and is continuing, upon the Agent’s request, arrange for the Collateral Rigs to be valued.

24.3	Insurance

(a)	Each Obligor shall maintain or ensure that each of the Collateral Rigs are insured against such risks, including the following risks, Hull and Machinery, Protection & Indemnity (including an adequate club cover for pollution liability as normally adopted by the industry for similar rigs), Hull Interest and/or Freight Interest, War Risk (including terrorism and confiscation) insurances and loss of hire, in such amounts and currencies, on such terms (unless otherwise agreed with the Agent, applying Norwegian law and including the terms of the Norwegian Marine Insurance

Plan of 1996, version 2010 (as amended from time to time)) and with such insurers and placed through insurance brokers as the Agent shall approve as appropriate for an internationally reputable major drilling contractor. The Borrower shall seek the approval of the Agent, on behalf of the Lenders, prior to placing any insurance through any captive vehicle.

(b)	The insurance value of each of the Collateral Rigs shall at all times be at least equal to or higher than the Market Value of that Collateral Rig, and the aggregate insurance value of the Collateral Rigs shall at all times be at least one hundred and twenty per cent (120%) of the Total Commitments.

(c)	The value of the Hull and Machinery insurance (including the value of the Hull Interest insurance) shall (and for West Elara from the Delivery Date) cover at least eighty per cent (80%) of the Market Value of the Collateral Rigs and shall at all times be at least equal to the Total Commitments.

(d)	Each Obligor shall procure that the Agent (on behalf of the Finance Parties) is noted as first priority mortgagee and sole loss payee in the operational insurance contracts, together with the confirmation from the underwriters to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (with a monetary threshold of USD 25,000,000) are noted in the operational insurance contracts and that standard letters of undertaking confirming this are to be executed by the insurers, always provided that the evidence thereof is in form and substance satisfactory to the Agent (on behalf of the Finance Parties). The Borrower shall provide the Finance Parties with details of terms and conditions of the insurances and break down of insurers.

(e)	Not later than seven (7) days prior to the expiry date of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) or the Insurers, confirming the Insurances referred to in paragraph (a) have been renewed and taken out in respect of the Collateral Rigs with insurance values as required by paragraph (b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties) have been noted as first priority mortgagee by the relevant insurers.

(f)	The Agent may effect;

(i)	at the Lenders’ expense and for the exclusive benefit of the Lenders, mortgagees’ interest insurance on such terms as the Agent may approve; and

(ii)	at the Borrower’s expense and for the exclusive benefit of the Lenders, when any of the Collateral Rigs is or may be located in an Area (as defined herein), insurance policies such as mortgagees’ interest insurance and mortgagees’ additional perils and pollution insurance on such terms as the Agent may approve. The Borrower will notify the Agent in writing prior to any Collateral Rig entering an Area (as defined herein). The term “Area” will mean the territorial waters of the United States of America or the Exclusive Economic Zone (as defined in the US Oil Pollution Act, 1990) or the territorial waters of any other jurisdiction having (in the Agent’s reasonable opinion) similar or comparable pollution or environmental protection legislation specified from time to time by the Agent to the Borrower.

(g)	If any of the Insurances referred to in paragraph (a) form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of a Collateral Rig any premiums due in respect of other rigs under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other rigs under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of any Collateral Rig if and when so requested by the Agent.

(h)	The Borrower shall procure that the Collateral Rigs are always employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	The Obligors shall not make any material change to the Insurances described under paragraphs (a) and (b) above without the prior written consent of the Agent (on behalf of all the Lenders).

(j)	Each of the Insurances shall be reviewed, at the cost of the Borrower, by the Lender’s insurance advisor on an annual basis on each date on which the Insurances are due for renewal if so required by the Agent.

24.4	Alteration to the Collateral Rigs

Each Obligor shall ensure that no Collateral Rig is materially altered except as necessary in the course of ordinary maintenance.

24.5	Conditions of the Collateral Rigs

Each Obligor shall ensure that each Collateral Rig is maintained and preserved in good working order, repaired and operated in accordance with good internationally recognized standards, complying with the ISM Code and the ISPS Code (to the extent applicable) and all other marine safety and other regulations and requirements from time to time applicable to vessels registered in the relevant Ship Registry under the relevant flag and applicable to vessels trading in any jurisdiction in which such Collateral Rig may operate from time to time.

24.6	Trading, Classification and repairs

The Obligors shall keep or shall procure that:

(a)	each Collateral Rig is kept in a good, safe and efficient condition and state of repair consistent with prudent ownership and management practice;

(b)	that each Collateral Rig maintains its class at the highest level with Det norske Veritas, Lloyd’s Register, American Bureau of Shipping or another classification society approved by the Majority Lenders, free of any overdue conditions of class;

(c)	they will with respect to each Collateral Rig comply with the laws, regulations (statutory or otherwise), constitutional documents and international conventions applicable to the classification society, the Ship Registry, the Obligors (ownership, operation, management and business) and to any of the Collateral Rigs in any jurisdiction in which any of the Collateral Rigs or the Obligors may operate from time to time;

(d)	a Collateral Rig shall not enter the territorial waters (12 mile limit) of the United States of America unless (i) it is an emergency situation, (ii) if no Event of Default is outstanding, upon obtaining the prior written consent from the Agent, (iii) adequate insurance cover (including mortgagees’ interest insurance and mortgagees’ additional perils and pollution insurance if applicable) is, for the account of the Borrower, taken out or (iv) if an Event of Default is outstanding, upon obtaining the prior written consent of the Lenders; and

(e)	they provide the Agent of evidence of such compliance upon request from the Agent.

The obligations of the Obligors pursuant to this Clause 24.6 shall apply to West Elara from the Delivery Date.

24.7	Notification of certain events

The Borrower shall immediately notify the Agent of:

(a)	any accident to a Collateral Rig involving repairs where the costs will or are likely to exceed USD 25,000,000 (or the equivalent amount in any other currency);

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;

(c)	any exercise or purported exercise of any capture, seizure, arrest or lien on any of the assets secured by the Security Documents;

(d)	any occurrence as a result of which a Collateral Rig has become or is, by the passing of time or otherwise, likely to become a Total Loss.

24.8	Operation of the Collateral Rigs

Without limiting the generality of Clause 23.2 (Compliance with laws) the Obligors shall comply, and procure that any charterer and manager complies in all material respects with all Environmental Laws and all other laws or regulations relating to the Collateral Rigs, its ownership, operation and management or to the business of the Obligor and shall not employ the Collateral Rigs nor allow their employment:

(a)	in any manner contrary to law or regulation in any relevant jurisdiction; and

(b)	in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Collateral Rigs unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for good rig owners trading rigs within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

24.9	ISM Code, ISPS Code etc.

Without limiting the generality of Clause 23.2 (Compliance with laws) each of the Obligors shall (and for the West Elara from the Delivery Date onwards) comply and shall procure that a charterer and/or manager of the Collateral Rigs comply with the ISM Code, ISPS Code, Marpol and any other international maritime safety regulation relevant to the operation and maintenance of the Collateral Rigs and provides copies of certificates evidencing such compliance to the Agent upon written request thereof.

24.10	Inspections and class records

(a)	The Obligors shall permit, and shall procure that any charterers and/or managers permit, one person appointed by the Agent to inspect each of the Collateral Rigs once a year for the account of the Lenders upon the Agent giving prior written notice as long as such inspection does not interfere with the operations of the Collateral Rigs. The Borrower will in connection to such visit respond to questions provided in connection with such inspection. If a Default has occurred or in case a material class recommendation has been made against a Collateral Rig the person appointed by the Agent shall be allowed to make as many visits as the Agent deems necessary, such additional visits also to be for the account of the Borrower.

(b)	The Obligors shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Collateral Rigs.

24.11	Surveys

The Borrower shall submit to or cause the Collateral Rigs to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the Ship Registry of each Collateral Rig and if consented to by the Agent pursuant to Clause 24.14 (Ship Registry, name and flag) such parallel Ship Registry of any Collateral Rig. This Clause 24.11 shall apply to the West Elara from the Delivery Date onwards.

24.12	Arrest

The Obligors shall promptly pay and discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any of the Security Interests each Security Document creates or purports to create;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any of the Security Interests each Security Document creates or purports to create; and

(c)	all other outgoings whatsoever in respect of any of the Security Interests each Security Document creates or purports to create,

and forthwith upon receiving a notice of arrest of a Collateral Rig, or its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

24.13	Total Loss

In the event that a Collateral Rig shall suffer a Total Loss, the Obligors shall as soon as possible obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be paid to the Agent for application in accordance with Clause 8.1 (Total Loss or sale).

24.14	Ship Registry, name and flag

The Obligors shall:

(a)	procure that each Collateral Rig is registered in the name of the respective Rig Owner in the relevant Ship Registry; and

(b)	not, change a Ship Registry, name or flag of any of the Collateral Rigs or parallel register the Collateral Rigs in any Ship Registry without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed). If such change would be to a Ship Registry, flag, or parallel register which is not generally recognised by the oil industry, then such change is subject to the prior written consent of the Agent (on behalf of the Lenders). The Agent may determine whether a register or flag is “generally recognised”, upon consultation with the Lenders, and the Agent may pursuant to paragraph (c) of Clause 27.5 (Rights and discretions of the Agent), rely upon the advise of experts and/or advisors appointed by it to make such determination.

24.15	Management

A company being a wholly owned Subsidiary of the Borrower shall perform management services in respect of each Collateral Rig (and for West Elara from the Delivery Date onwards) and no material change to such existing management shall be made without the prior written consent of the Agent (not to be unreasonably withheld or delayed).

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 25 is an Event of Default.

25.1	Non-payment

Any of the Obligors does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Obligor; and

(b)	payment is made within three (3) Business Days of its due date.

25.2	Financial covenants and Collateral Rig covenants

Any requirement in Clause 22 (Financial Covenants), Clause 24.3 (Insurance) and Clause 24.12 (Arrest) is not satisfied.

25.3	Other obligations

(a)	Any of the Obligors does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial covenants and Collateral Rig covenants)); and

(b)	No Event of Default under (a) above will occur if the failure to comply is (in the reasonable opinion of the Agent) capable of remedy and is remedied within thirty (30) calendar days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

25.4	Misrepresentations

Any representation, warranty or statement made or deemed to be made by any of the Obligors in the Finance Documents or any other document delivered by or on behalf of the Obligors under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made or repeated.

25.5	Cross default

(a)	Any Financial Indebtedness of any Obligor or any member of the Group is not paid when due nor within any originally applicable grace period;

(b)	any Financial Indebtedness of any Obligor or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(c)	any commitment for any Financial Indebtedness of any Obligor or any member of the Group is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described); or

(d)	any creditor of any Obligor or any member of the Group is entitled to declare any Financial Indebtedness of any Obligor or any member of the Group due and payable prior to its specified maturity as a result of an event of default which is continuing (however described), in circumstances where the aggregate amount of all such Financial Indebtedness referred to in all or any of sub-clauses (a) to (d) is USD 15,000,000 (or its equivalent in other currencies) or more.

25.6	Insolvency

(a)	Any of the Obligors or any other Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any of the Obligors or any other Material Subsidiary.

25.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken against any Obligor or any Material Subsidiary or any of its assets in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise);

(b)	a composition, compromise, assignment or arrangement with any creditor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer; or

(d)	enforcement of any Security Interest over any assets or any analogous procedure or step is taken in any jurisdiction.

25.8	Creditor’s process

Any maritime lien or other lien (not being a Permitted Encumbrances), expropriation, injunction restraint, arrest, attachment, sequestration, distress or execution affects any asset secured by the Security Documents or undertakings, property, assets, rights or revenues of any Obligor and is not discharged within thirty (30) days after the Obligor become aware of the same or the Finance Parties have been provided with additional security in such form and substance and for such amounts as the Finance Parties may require.

25.9	Unlawfulness and invalidity

It is or becomes unlawful or impossible for any Obligor to perform any of their respective obligations under the Finance Documents or for the Agent to exercise any material right or power vested in it under the Finance Documents.

25.10	Cessation of business

Any Obligor (whether by one or a series of transactions) suspends, or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

25.11	Ownership by Seadrill

Seadrill does not maintain ownership of at least 33.34% of all the shares, ownership interests and voting power in the Borrower.

25.12	Stock Exchange listing

The Borrower is no longer listed on an Exchange.

25.13	Material adverse change

Any event or condition or circumstance or series of events or conditions or circumstances occur which, in the opinion of the Agent or the Majority Lenders has had or could reasonably be expected to have a Material Adverse Effect.

25.14	Authorisation and consents

Any authorisation, licence, consent, permission or approval required in connection with the entering into, validity, enforcement, completion or performance of any of the Finance Documents or any transactions contemplated thereby is revoked, terminated or modified or otherwise ceased to be in full force and effect.

25.15	Loss of Property

Any part of a Guarantor’s or a substantial part of the Borrower’s or its Subsidiaries’ (other than the Guarantors) property is destroyed, abandoned, seized, appropriated or forfeited or the authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets which in the opinion of the Agent or the Majority Lenders has or could reasonably be expected to, if adversely determined, have a Material Adverse Effect.

25.16	Litigation

There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against any Obligor which in the opinion of the Agent or the Majority Lenders has or could reasonably be expected to, if adversely determined, have a Material Adverse Effect.

25.17	Failure to comply with final judgment

Any of the Obligors fails within five (5) Business Days after becoming obliged to do so to comply with or pay any sum in an amount exceeding USD 15,000,000 (or the equivalent in any other currencies) due from it under any final judgement or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been dismissed) made or given by any court of competent jurisdiction, provided, however, that such event shall not be deemed to constitute an Event of Default if the Obligor is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Majority Lenders) that the insurers will be able to make such payment within thirty (30) days.

25.18	Acceleration

Upon the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by written notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loans together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand; and/or

(c)	start enforcement in respect of the Security Interests established by the Security Documents; and/or

(d)	take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

26.	CHANGES TO THE PARTIES

26.1	No assignment by the Obligors

None of the Obligors may assign or transfer or assume any part of, or any interest in, its rights and/or obligations under any of the Finance Documents.

26.2	Additional Guarantors

Each Subsidiary of the Borrower which subsequently becomes party to any Intra-Group Charters related to the Collateral Rigs shall accede promptly to this Agreement as a Guarantor. That Subsidiary shall become a Guarantor once:

(i)	the Borrower delivers to the Agent a duly completed and executed Accession Letter;

(ii)	it has executed and delivered to the Agent (i) an Assignment of Earnings and Charterparty and (ii) a Charge of Earnings Accounts;

(iii)	the Agent has received all necessary “Know Your Customer” documents in relation to that additional Guarantor, in form and substance satisfactory to the Agent; and

(iv)	the Agent has received all necessary confirmations to replace Schedule 2 (Guarantors and Collateral Rigs) with an amended and updated schedule reflecting the Intra-Group Charterer and charter contract details.

(b)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all such documents whereupon the Agent shall provide a copy of the revised Schedule 2 (Guarantors and Collateral Rigs) to the Borrower and the Lenders.

26.3	Assignments and transfers by the Lenders

A Lender (the “Existing Lender”) may, at any time assign, transfer or have assumed its rights or obligations under the Finance Documents (a “Transfer”) to:

(a)	another Existing Lender or an Affiliate of an Existing Lender in a minimum transfer amount of USD 15,000,000; or

(b)	provided no Event of Default has occurred, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) in a minimum transfer amount of USD 15,000,000, provided that the prior written consent of the Borrower and the Agent have been given (such consents not to be unreasonably withheld or delayed and which shall be deemed to have been given fifteen (15) Business Days after being sought unless expressly refused within that period) save that the consent of the Borrower or the Agent shall not be required for an assignment in favour of a central bank or federal reserve on terms not allowing the central Bank or federal reserve to transfer, sub-assign or otherwise dispose of any rights or obligations assumed by it under such assignment to a third party and furthermore no consent from or consultation with the Borrower shall be required for the charge, assignment or create a security interest over all or any of the Lender’s rights under the Finance Documents to secure obligations to a central bank or federal reserve ,; or

(c)	regardless of paragraph (a) and (b) above, to another Existing Lender or an affiliate of an Existing Lender or any New Lender (as defined above in (b) if an Event of Default has occurred or is occurring.

26.4	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender, the New Lender shall, on the date upon which an assignment or transfer takes place pay to the Agent (for its own account) a fee of USD 3,000.

26.5	Limitations of responsibility of Existing Lenders

26.5.1	The Obligors’ performance, etc

Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Obligors;

(c)	the performance and observance by any of the Obligors of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document.

26.5.2	New Lender’s own credit appraisal, etc

Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and will continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

26.5.3	Re-transfer to an Existing Lender, etc

Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

26.6	Procedure for Transfer

Any Transfer shall be effected as follows:

(a)	the Existing Lender must notify the Agent of its intention to Transfer all or part of its rights and obligations by delivering a duly completed Transfer Certificate to the Agent duly executed by the Existing Lender and the New Lender;

(b)	subject to Clause 26.3 (Assignments and transfers by the Lenders), the Agent shall as soon as reasonably possible after receipt of a Transfer Certificate execute the Transfer Certificate and deliver a copy of the same to each of the Existing Lender and the New Lender; and

(c)	subject to Clause 26.3 (Assignments and transfers by the Lenders), the Transfer shall become effective on the Transfer Date.

26.7	Effects of the Transfer

Always provided compliance with Clause 26.3 (Assignments and Transfer by the Lenders), on the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Obligors and the Existing Lender shall be released from further obligations to one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (the “Discharged Rights and Obligations”);

(b)	the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same in place of the Obligors and the Existing Lender;

(c)	the Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender hereunder with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

26.8	Further assurances

Each of the Obligors undertakes to procure that in relation to any Transfer, each of the Obligors shall (at its own cost) at the request of the Agent execute such documents as may in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.

26.9	Disclosure of information

Any Lender may disclose:

(a)	to any of its Affiliates, branches, head office or regional office, to any professional advisor and any assignee or transferee as well as a potential assignee or transferee;

(b)	to whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any of the Obligors;

(c)	to any rating agency, monoline insurer, verification agent, any investor or financier who invests in or otherwise finances (or may potentially invest in or otherwise finance, directly or indirectly) any transaction referred to in paragraph (a) or (b) above, any potential or actual transaction party to a potential or actual securitisation involving the Agreement, any other party to whom such finance party may charge, assign or otherwise create security in respect of the Finance Documents as well as their affiliates or professional advisers;

(d)	to whom, to the extent that, information is required to be disclosed by any applicable law or regulation; and

(e)	with the consent of the Obligors (not to be withheld unreasonably) to any other person,

such information about the Obligors, the Group and the Finance Documents as that Finance Party shall consider appropriate.

27.	ROLE OF THE AGENT

27.1	Appointment and authorisation of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents (including, but not limited to the Security Documents).

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Duties of the Agent

The Agent shall not have any duties or responsibilities except those expressly set forth in the Finance Documents, and the Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall:

(a)	promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as Agent for the attention of that Party by another Party;

(b)	supply the other Finance Parties with all material information which the Agent in its capacity as Agent receives from the Borrower;

(c)	if it receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance is an Event of Default, promptly notify the Finance Parties; and

(d)	from when it receives sufficient information; promptly notify the Lenders of the occurrence of any Event of Default arising under Clause 25 (Events of Default).

27.3	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement shall be construed as to constitute the Agent or the Finance Parties as trustee or fiduciary for any other person, and neither the Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

27.4	Business with the Borrower

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Obligors.

27.5	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Lenders) that:

(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default under Clause 25.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent shall without undue delay disclose to any other Finance Party any information it has received in its capacity as Agent from any of the Obligors under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.

27.6	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders) the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance

Document. This paragraph (e) shall however not apply to legal or arbitration proceedings relating to the perfection, preservation or protection of rights under the Security Documents or the enforcement of the Security Documents.

27.7	Responsibility for documentation

The Agent:

(a)	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Obligors or any other person in or in connection with any Finance Document; and

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made in anticipation of or in connection with any Finance Document.

27.8	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the Agent may rely on this Clause 27.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

27.9	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability reasonably incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

27.10	Resignation of the Agent

(a)	The Agent may resign and appoint one of its affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may, upon prior written consent of the Borrower, such consent not to be unreasonably withheld, resign by giving notice to the other Finance Parties and the Borrower in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor agent.

(c)	If the Majority Lenders have not appointed a successor agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor agent such documents and records and provide such assistance as the successor agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After prior written consent of the Borrower, such consent not to be unreasonably withheld, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

27.11	Confidentiality

(a)	In acting as agent for the Finance Parties the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.12	Credit appraisal by the Lenders

Without affecting the responsibility of the Obligors for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including (without limitation):

(a)	the financial condition, status and nature of the Obligors;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document, entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.13	Conduct of business of the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order or manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payment to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any of the Obligors other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall promptly, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received by or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by any of the Obligors, as the case may be, and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 28, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal proceedings, if:

(i)	it notified that other Finance Party of the legal proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did do so as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

All payments by the Obligors or a Lender under the Finance Documents, including but not limited to repayments, interests, guarantee premiums and fees, shall be made:

(a)	to the Agent to its account with such office or bank as the Agent may from time to time designate in writing to the relevant Obligor or a Lender for this purpose; and

(b)	for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to the Borrower) and 29.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice.

29.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 30 (Set-off), apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for distribution to another Party, the Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount was paid by the Agent shall on demand refund the same amount to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of the Obligor under the Finance Documents in the following order:

(a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents (except for the Hedging Agreements);

(b)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fee or commissions due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (except for the Hedging Agreements); and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Hedging Agreements.

29.6	Application following an Event of Default

Following an Event of Default all monies received by the Agent shall be applied in the following order:

(a)	firstly, in respect of all costs and expenses whatsoever incurred in connection with or incidental to the enforcement under any Finance Document (except for the Hedging Agreements);

(b)	secondly, in or towards satisfaction of all prior claims (being any claims, liabilities or debts owed or taking priority in respect of such proceeds over the Security Interests constituted by the Security Documents) secured in the Finance Parties’ secured assets;

(c)	thirdly, in or towards payment pro rata of all sums owed to the Finance Parties under the Finance Documents at the time of default in accordance with Clause 29.5 (Partial payments); and

(d)	fourthly, the balance amount (if any) to the Borrower or to its order.

29.7	No set-off by the Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8	Payment on non-Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account

The Obligors shall pay:

(a)	any amount payable under this Agreement, except as otherwise provided for herein, in USD; and

(b)	all payments of costs and Taxes in the currency in which the same were incurred.

29.10	Exclusion of liability

The Lenders shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from action of any government or governmental or local authority, or any general strike, lockout, boycott and blockade affecting any of the Lenders or their employees.

30.	SET-OFF

A Finance Party may, to the extent permitted by applicable law, set off any matured obligation due from any Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any credit balance on any account that Obligor has with that Finance Party or against any other obligations owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communication in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by telefax or letter. Any such notice or communication addressed as provided in Clause 31.2 (Addresses) will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by telefax, when received

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

31.2	Addresses

Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below and, in case of any New Lender, to the address notified to the Agent:

If to the Agent: DnB NOR Bank ASA NO-0021 Oslo, Norway Att: Credit Admin Shipping

If to the Borrower:	North Atlantic Drilling Ltd. C/o North Atlantic Management AS Att.: CFO Telefax No: +47 51 30 96 88

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.

31.3	Communication with the Obligors

All communication from or to any of the Obligors shall be sent through the Agent.

31.4	Language

Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

31.5	Electronic communication

(a)	Any communication to be made between the Agent, a Lender and an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the relevant Lender and the relevant Obligor (as the case may be):

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent, a Lender and an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or an Obligor to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.	CALCULATIONS

All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days. The calculations made by the Agent of any interest rate or any amount payable pursuant to this Agreement shall be conclusive and binding upon the Obligors in the absence of any manifest error.

33.	MISCELLANEOUS

33.1	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

33.2	Remedies and waivers

No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.3	Amendments and waivers

33.3.1	Required consents

(a)	Subject to Clause 33.3.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the written consent of the Majority Lenders, the Obligors and any such amendment will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.3.

33.3.2	Exceptions

An amendment to or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders”;

(b)	an extension of the date of any payment of any amount under the Finance Documents;

(c)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or extension of any Lenders’ Commitment;

(e)	a term of the Finance Documents which expressly requires the consent of all the Lenders;

(f)	a proposed substitution or replacement of any of the Obligors;

(g)	Clause 2.2 (Finance parties’ rights and obligations);

(h)	a release of any Guarantors, any guarantees provided by the Guarantors pursuant to this Agreement or any Security Interest under any Security Document; and/or

(i)	this Clause 33.3,

shall not be made without the prior written consent of all the Lenders.

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document, other than an amendment or waiver referred to in letters (a) and (i) above), or other vote of the Lenders under the terms of this Agreement within fifteen (15) Business Days after receipt (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

The Borrower shall (for its own account) have the right, in absence of a Default, to replace any Lender that refuses to consent to certain amendments or waivers of this Agreement which expressly require the consent of such Lender and which have been approved by the Majority Lenders.

An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the written consent of the Agent.

33.4	Process Agent

Each Obligor hereby irrevocably:

(a)	appoints North Atlantic Management AS as its agent for the service of process and/or any other writ, notice, order or judgment in respect of this Agreement and/or the matters arising herefrom.

(b)	agrees that failure by such process agent to notify the relevant Obligors of the process will not invalidate the proceedings concerned.

If any process agent appointed pursuant to this Clause 33.4 (Process Agent) (or any successor thereto) shall cease to exist for any reason where process may be served, the Obligor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.

33.5	Conflict

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

34.	GOVERNING LAW AND ENFORCEMENT

34.1	Governing law

This Agreement shall be governed by Norwegian law.

34.2	Jurisdiction

(a)	For the benefit of each Finance Party, each of the Obligors agrees that the courts of Oslo, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and each of the Obligors accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).

(b)	Nothing in this Clause 34.2 shall limit the right of the Finance Parties to commence proceedings against any of the Obligors in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

* * *

SIGNATORIES:

The Borrower:

North Atlantic Drilling Ltd.

By:
Name:
Title:

The Guarantors:

North Atlantic Alpha Ltd.

By:
Name:
Title:

North Atlantic Elara Ltd.

By:
Name:
Title:

North Atlantic Epsilon Ltd.

By:
Name:
Title:

North Atlantic Navigator Ltd.

By:
Name:
Title:

North Atlantic Phoenix Ltd.

By:
Name:
Title:

North Atlantic Venture Ltd.

By:
Name:
Title:

North Atlantic Norway Ltd.

By:
Name:
Title:

North Atlantic Norway Ltd., Norwegian branch

By:
Name:
Title:

As Lenders, Mandated Lead Arrangers and Hedge Counterparties:
Crédit Agricole Corporate and Investment Bank

By:
Name:
Title:

Skandinaviska Enskilda Banken AB (publ)

By:
Name:
Title:

ING Bank N.V.

By:
Name:
Title:

Swedbank AB (publ)

By:
Name:
Title:

Deutsche Bank AG Filiale Deutschlandgeschäft

By:
Name:
Title:

Fokus Bank, Norwegian Branch of Danske Bank A/S

By:
Name:
Title:

ABN AMRO Bank N.V.

By:
Name:
Title:

ABN AMRO Bank N.V., Oslo Branch

By:
Name:
Title:

Citibank, N.A., London Branch

By:
Name:
Title:

As Agent, Lender, Mandated Lead Arranger, Bookrunner and Hedge Counterparty:

DnB NOR Bank ASA

By:
Name:
Title:

Execution version

SCHEDULE 1

LENDERS AND COMMITMENTS

Lenders:	Contact details:	Commitments in USD
Nordea Bank Norge ASA	Postboks 1166 Sentrum 0107 Oslo Norway	Term Loan Facility: Revolving Facility: Commitment:	100,000,000 100,000,000 200,000,000

ING Bank N.V.	ING Bank N.V., Bijlmerplein 888 1102 MG Amsterdam The Netherlands	Term Loan Facility: Revolving Facility: Commitment:	100,000,000 100,000,000 200,000,000

DnB NOR Bank ASA	DnB NOR Bank ASA, NO-0021 Oslo, Norway	Term Loan Facility: Revolving Facility: Commitment:	100,000,000 100,000,000 200,000,000

ABN AMRO Oslo Branch	Olav V’s gate 5, N-0161 Oslo, Norway FAX Norway: +47 23114940 / FAX Nederland: +31 104016118	Term Loan Facility: Revolving Facility: Commitment:	100,000,000 100,000,000 200,000,000

Skandinaviska Enskilda Banken AB (publ)	Filipstad Brygge 1, 0123 Oslo, Norway	Term Loan Facility: Revolving Facility: Commitment:	100,000,000 100,000,000 200,000,000

Citibank, N.A., London Branch	Citigroup Centre, 33 Canada Square, Canary Wharf London E14 5LB, United Kingdom	Term Loan Facility: Revolving Facility: Commitment:	100,000,000 100,000,000 200,000,000

Lenders:	Contact details:	Commitments in USD
Crédit Agricole Corporate and Investment Bank	9 quai du President Paul Doumer, 2920 Paris La Défense, France	Term Loan Facility: Revolving Facility: Commitment:	100,000,000 100,000,000 200,000,000

Deutsche Bank AG Filiale Deutschlandgeschäft	Ludwig-Erhard- Str. 1, 20459 Hamburg, Germany	Term Loan Facility: Revolving Facility: Commitment:	100,000,000 100,000,000 200,000,000

Fokus Bank, Norwegian Branch of Danske Bank A/S	Postboks 1170, Sentrum Stortingsgt. 6 0107 Oslo, Norway	Term Loan Facility: Revolving Facility: Commitment:	100,000,000 100,000,000 200,000,000

Swedbank AB (publ)	C/O Swedbank Norge, P.O. Box 1441 Vika, 0115 Oslo, Norway	Term Loan Facility: Revolving Facility: Commitment:	100,000,000 100,000,000 200,000,000

Total Commitments: USD 2,000 000 000

AGGREGATE FACILITY ALLOCATION (IN USD):

Term Loan Facility	Revolving Facility	Total Commitment
1,000,000,000	1,000,000,000	2,000,000,000

Execution version

SCHEDULE 2

GUARANTORS AND COLLATERAL RIGS

Name, Type and IMO Number	Rig Owner and Intra- Group Charterer/Contractor (names listed below to confirmed)	External Charterer, Contract Date, Dayrate in USD, Term and Options	Charterer’s Ultimate Parent Company	Built and Ship Registry	Market Value in USD
West Alpha Type: semi-submersible drilling rig IMO number: 8756576	Rig Owner: North Atlantic Alpha Ltd. Intra-Group Charterer: North Atlantic Norway Ltd., Norwegian branch	External Charterer: BG Consortium Term and Dayrate: Expected dayrate is $497,000 (LOA)		Panama Flag	$357,500,000

West Elara Type: jack-Up IMO number	Rig Owner: North Atlantic Elara Ltd Intra-Group Charterer: North Atlantic Norway Ltd., Norwegian branch	External Charterer: Statoil Term and Dayrate:. Dayrate is $354,000		Panama Flag	$505,000,000

West Epsilon Type: jack-Up IMO number: 9002570	Rig Owner: North Atlantic Epsilon Ltd. Intra-Group Charterer: North Atlantic Norway Ltd., Norwegian branch	External Charterer: Statoil Term and Dayrate:. Dayrate is $278,000		Panama Flag	$281,250,000

Name, Type and IMO Number	Rig Owner and Intra- Group Charterer/Contractor (names listed below to confirmed)	External Charterer, Contract Date, Dayrate in USD, Term and Options	Charterer’s Ultimate Parent Company	Built and Ship Registry	Market Value in USD

West Navigator Type: Drillship IMO number; 9162100	Rig Owner: North Atlantic Navigator Ltd. Intra-Group Charterer: North Atlantic Norway Ltd., Norwegian branch	External Charterer: Shell Term and Dayrate:. Dayrate is $603,000		Panama Flag	$575,000,000

West Phoenix Type: semi-submersible drilling rig IMO number 8768294	Rig Owner: North Atlantic Phoenix Ltd. Intra-Group Charterer: North Atlantic Norway Ltd., Norwegian branch until start up of contract with Total E&P UK Limited. Internal charter will then be Seadrill Operations UK Ltd	External Charterer: Total Term and Dayrate:. Dayrate is $540,000 until January 2012, $445,000 thereafter		Panama Flag	$692,500,000

West Venture Type: semi-submersible drilling rig IMO number 8764365	Rig Owner: North Atlantic Venture Ltd. Intra-Group Charterer: North Atlantic Norway Ltd., Norwegian Branch	External Charterer: Statoil Term and Dayrate:. Dayrate is $433,000		Norwegian Flag	$562,500,000

					$2,973,750,000

Execution version

SCHEDULE 3

CONDITIONS PRECEDENT

Part I

(Conditions Precedent to delivery of Utilisation Request)

1	CORPORATE AUTHORISATION

1.1	In respect of the Borrower:

(a)	Company certificate (or similar) not to be older than 3 months;

(b)	Memorandum of Incorporation and By-laws (or similar);

(c)	Updated Good Standing Certificate (or similar) not to be older than 3 months;

(d)	Resolutions passed at a board meeting of the Borrower evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(ii)	the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf; and

(iii)	attaching certified true copies of valid proof of identity in respect of the persons signing on behalf of the Borrower

(e)	Power of Attorney (notarised and legalised if requested by the Agent); and

(f)	Directors Certificate, including, but not limited to confirmations on solvency both before and after the incurrence of the indebtedness under the Finance Documents.

1.2	In respect of each of the Guarantors:

(a)	Company certificate/Certificate of Incorporation (or similar) not to be older than 3 months;

(b)	Articles of Association, Memorandum of Incorporation and By-laws (or similar);

(c)	Updated Good Standing Certificate (or similar), including certificates as qualified foreign maritime entity from relevant registry, not to be older than 3 months;

(d)	Resolutions passed at a board meeting and shareholders meeting (if applicable) of the Guarantor evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (including, but not limited to the registration of the Mortgages); and

(ii)	the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf; and

(iii)	attaching certified true copies of valid proof of identity in respect of the persons signing on behalf of the Guarantors.

(e)	Power of Attorney (notarised and legalised if requested by the Agent); and

(f)	Directors Certificate, including, but not limited to confirmations on solvency both before and after the incurrence of the indebtedness under the Finance Documents.

2	AUTHORISATIONS

Evidence that all approvals, authorisations and consents required by any government or other authorities for the Obligors and if applicable its subsidiaries to enter into and perform their obligations under any of the Finance Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the opinion of the Agent, restrains, prevents or imposes materially adverse conditions upon the Obligors to enter into and perform their obligations under the Finance Documents.

3	THE RIGS

In respect of each Collateral Rig (with the exception of West Elara):

(a)	Satisfactory searches in maritime registries, including, but not limited evidence (by way of transcript of registry) that each Collateral Rig is registered in the name of the respective Rig Owner in the relevant Ship Registry, that the Mortgages have been, or will in connection with the utilisation of the relevant Loan be, executed and recorded with its intended first priority against each Collateral Rig and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Collateral Rigs;

(b)	Certificates from insurers and/or insurance brokers confirming compliance with the insurance requirements under this Agreement, including, but not limited to copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Collateral Rigs in accordance with Clause 24.3 (Insurance), and evidencing that the Agent’s (on behalf of the Finance Parties) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment of Insurances;

(c)	Evidence that the Collateral Rigs are employed under employment contracts the contracts described in Schedule 2 (Guarantors and Collateral Rigs).

4	FINANCE DOCUMENTS

Subject to the evidences being delivered pursuant to this Schedule 3 Part II or Part III below, each of the Finance Documents, duly signed by all the relevant parties thereto together with evidence of that the security created thereunder is (or will at the latest on the First Utilisation Date be) legally perfected on first priority in accordance with the terms of each of the Finance Documents and applicable laws including, but not limited to;

(a)	This Agreement;

(b)	The Assignment of Earnings however with no requirement to obtain any consent or acknowledgement from end-users of the Collateral Rigs;

(c)	The Assignment of Charterparty however with no requirement to obtain any consent or acknowledgement from end-users of the Collateral Rigs;

(d)	The Charge of Earnings Accounts;

(e)	The Assignment of Insurances;

(f)	The Mortgages (including any deeds of covenants or general assignment if applicable). Subject to contractual agreed “quiet enjoyment” undertakings with the end-user of the Collateral Rig to be entered into if it is required by the relevant end-user.

(g)	The Share Charges;

(h)	The Fee Letter; and

(i)	Any other Finance Document.

5	MISCELLANEOUS

(a)	The Utilisation Request at least five (5) Business Days (or such shorter period as agreed with the Agent) prior to the relevant Utilisation Date (and with regard to the First Utilisation Date, evidence that the Market Value of all the Collateral Rigs is at least one hundred and forty-five percent (145%) of the sum of the Loans to be drawn on the First Utilisation Date);

(b)	Evidence that all fees, costs and expenses referred to in Finance Documents as payable on or prior to the relevant Utilisation Date, have or will be paid on its due date;

(c)	The Letter from the Process Agent;

(d)	Any Letter of Acceptance of Appointment by any entity (other than the Process Agent) appointed as process agent on behalf of any Obligor pursuant to any of the Finance Documents;

(e)	The effective interest letter;

(f)	The Original Financial Statements (including evidence of a corporate and capital structure acceptable to the Agent and the Majority Lenders);

(g)	Original Financial Model;

(h)	The Insurance Report;

(i)	“Know your customer” documents or information required by the Agent or any of the Lenders;

(j)	Share Purchase Agreement for the Borrower’s acquisition of the Rig Owners;

(k)	Agreed form of legal opinion from Appleby relating to Bermuda law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(l)	Agreed form of legal opinion from Arias, Fabrega & Fabrega relating to Panama law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(m)	Agreed form of legal opinion from Bugge, Arentz-Hansen & Rasmussen relating to Norwegian law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(n)	Any such other favourable legal opinions in form and substance satisfactory to the Agent (on behalf of all the Finance Parties) from lawyers appointed by the Agent on matters concerning all relevant jurisdictions;

(o)	Updated class certificates for each Collateral Rig; and

(p)	Evidence of acceptance by third parties of the Borrower or its Subsidiaries as new counterparties under the Drilling Contracts.

(q)	Any further document or information the Agent (on behalf of the Finance Parties) shall reasonably require.

Part II

(Conditions Precedent the First Utilisation Date)

1	FINANCE DOCUMENTS

Evidence that the security created under each of the below Finance Documents is legally perfected on first priority in accordance with the terms of the Finance Documents and applicable laws including, but not limited to the Mortgages (including any deeds of covenants), except in respect of the Security Documents pertaining to West Elara.

Confirmation letter to the Agent from Bugge, Arentz-Hansen & Rasmussen detailing which conditions to the First Utilisation Date have been fulfilled.

Part III

(Conditions Subsequent)

1	DRILLING CONTRACTS

(a)	Within three months after the date of this Agreement evidence of that all end-users under the Drilling Contracts have been instructed to make any and all payments of the Earnings to the Earnings Accounts

Within five months after the date of this Agreement evidence that such payments mentioned in (a) above have been initiated by the end-users.

2	WEST ELARA

In respect of West Elara:

(a)	Satisfactory searches in maritime registries, including, but not limited evidence (by way of transcript of registry) that West Elara is registered in the name of the respective Rig Owner in the relevant Ship Registry, that the Security Documents (relevant to West Elara) have been provided and that the security including the Mortgage has been executed and recorded with its intended first priority against West Elara and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the West Elara; and

(b)	Certificates from insurers and/or insurance brokers confirming compliance with the insurance requirements under this Agreement, including, but not limited to copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the West Elara in accordance with Clause 24.3 (Insurance), and evidencing that the Agent’s (on behalf of the Finance Parties) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment of Insurances.

(c)	Signed legal opinions from lawyers appointed by the Agent on matters concerning all relevant jurisdictions;

(d)	Relevant Security Documents related to West Elara:

(i)	The Assignment of Earnings however with no requirement to obtain any consent or acknowledgement from end-user of West Elara;

(ii)	The Assignment of Charterparty however with no requirement to obtain any consent or acknowledgement from the end-user of West Elara;

(iii)	The Charge of Earnings Accounts;

(iv)	The Assignment of Insurances; and

(v)	The Mortgage (including any deeds of covenants or general assignment if applicable). Subject to contractual agreed “quiet enjoyment” undertakings with the end-user to be entered into if it is required by the end-user.

(e)	Any other document reasonably required by the Facility Agent.

(f)	Within three months after the contract commencement date of West Elara, evidence that the end-user under the relevant Drilling Contract has been instructed to make any and all payments of the Earnings to the Earnings Account.

(g)	Within five months after delivery of West Elara, evidence that such payments mentioned in (f) above have been initiated by the end-user.

(h)	Any further document or information the Agent (on behalf of the Finance Parties) shall reasonably require.

SCHEDULE 4

FORMS OF REQUESTS

Part I

Utilisation Request for Loans

To:        [                    ], as Agent

From:    [                    ]

Date:     [                     ]

NORTH ATLANTIC DRILLING LTD. UP TO USD 2,000,000,000 FACILITY AGREEMENT DATED [    ] MARCH 2011 – (THE “AGREEMENT”)

We refer to Clause 5.1 (Delivery of a Utilisation Request) of the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Utilisation Request.

(a)	You are hereby irrevocably notified that we wish to make the following [ ] Facility Loan:

(b)	Proposed Utilisation Date: [ ]

Principal Amount:                       [                     ]

Interest Period:                            [                     ]

(c)	The proceeds of the Utilisation shall be credited to [—] [insert name and number of account].

(d)	We confirm that, as of the date hereof (i) each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in Clause 20 (Representations and warranties) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default.

Yours sincerely

for and on behalf of

North Atlantic Drilling Ltd.

By:
Name:
Title:	[authorised officer]

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:     [                     ] as Agent

From: North Atlantic Drilling Ltd.

Date:  [—] [To be delivered no later than hundred and eighty (180)/seventy (70) days after each reporting date]

NORTH ATLANTIC DRILLING LTD. UP TO USD 2,000,000,000 FACILITY AGREEMENT DATED [    ] MARCH 2011 – (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.

We confirm that as at [—] [insert relevant reporting date]:

1.1	Minimum Liquidity

The Minimum Liquidity of the Borrower was [                    ] while the Minimum Liquidity required is USD [—].

1.2	Leverage Ratio

The Leverage Ratio of the Group was [                    ] while the Leverage Ratio is required not to exceed [—].

1.3	Equity Ratio

The Equity Ratio of the Group was [                    ] while the minimum Equity Ratio shall be greater than [—].

1.4	Interest Cover Ratio

The Interest Cover Ratio of the Group was [                    ] while the Interest Cover Ratio shall be [—].

1.5	Current Ratio

The Current Ratio of the Group was [                    ] while the Current Ratio shall be minimum [—].

1.6	Market Value

The Market Value of the Collateral Rig, attached as Appendix 1 hereto while the minimum Market Value shall be higher than [—] of the sum of the Loans outstanding and the Lenders’ Available Commitments.

1.7	Insurance

We confirm that each Collateral Rig is insured against such risks and in such amounts as set out in Appendix 2 hereto.

1.8	Fleet Report

We confirm that each Collateral Rig is employed in accordance with Appendix 3 hereto.

1.9	No Default

We confirm that, as of the date hereof (i) each of the representations and warranties set out in Clause 20 (Representations and warranties) of the Agreement is true and correct, and (ii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default and/or an Event of Default.

Yours sincerely

for and on behalf of

North Atlantic Drilling Ltd.

By:
Name:
Title:	[authorised officer]

Appendix 2

Collateral Rig	Hull & Machinery	Freight Interest	Hull Interest	P&I	War Risk
	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:

SCHEDULE 6

FORM OF TRANSFER CERTIFICATE

To:        [                     ] as Agent

From:    [—] (the “Existing Lender” and [—] (the “New Lender”)

Date:     [—]

NORTH ATLANTIC DRILLING LTD. UP TO USD 2,000,000,000 FACILITY AGREEMENT DATED [    ] MARCH 2011 – (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

With reference to Clause 26 (Changes to the Parties):

(a)	The Existing Lender, in its capacity as Lender under the Agreement, confirms that it participates with [ ] of the [SPECIFY WHICH FACILITY] being [ ] per cent of the Total Commitments.

(b)	The Existing Lender hereby transfers to the New Lender [ ] per cent of the Total Commitments as specified in the Schedule hereto, and of the equivalent rights and interest in all Finance Documents, and the New Lender hereby accepts such transfer from the Existing Lender in accordance with the terms set out herein and Clause 26 (Changes to the Parties) of the Agreement and assumes the same obligations to the other Finance Parties as it would have been under if it was an original Lender.

(c)	The Transfer Date is [ ].

(d)	The New Lender confirms that it has received a copy of the Agreement, together with such other information as it has required in connection with this transaction. The New Lender expressly acknowledges and agrees to the limitations on the Existing Lender’s responsibility set out in Clause 26.5 (Limitations of responsibility of Existing Lenders) of the Agreement.

(e)	The New Lender hereby undertakes to the Existing Lender and the Borrower that it will perform in accordance with the terms and conditions of the Agreement all those obligations which will be assumed by it upon execution of this Transfer Certificate.

(f)	The address, telefax number and attention details for notices, as well as the account details of the New Lender, are set out in the Schedule.

(g)	This Transfer Certificate is governed by Norwegian law, with Oslo District Court (Oslo tingrett) as legal venue.

The Schedule

Commitments/rights and obligations to be transferred

I	Existing Lender: [ ]

II	New Lender: [ ]

III	Specify which Facility: [ ]

III	Total Commitments of Existing Lender: USD [ ]

IV	Aggregate amount transferred: USD [ ]

V	Total Commitments of New Lender: USD [ ]

VI	Transfer Date: [ ]

Administrative Details / Payment Instructions of New Lender

Notices to New Lender:

[            ]

[            ]

Att:             [             ]

Telefax no: +[            ]

[Insert relevant office address, telefax number and attention details for notices and payments to the New Lender.]

Account details of New Lender: [Insert relevant account details of the New Lender.]

Existing Lender:	New Lender:
[—]	[—]
By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted and agreed by the Agent and the Transfer Date is confirmed as [                    ].

Agent:

[            ]

By:
Name:
Title:

SCHEDULE 7

FORM OF ACCESSION LETTER

To:        [                     ] as Agent

From:    [Subsidiary] and North Atlantic Drilling Ltd

Dated:

NORTH ATLANTIC DRILLING LTD. UP TO USD 2,000,000,000 FACILITY AGREEMENT DATED [    ] MARCH 2011 – (THE “AGREEMENT”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

1.	[Subsidiary] agrees to become an additional Guarantor under the Agreement and to be bound by the terms of the Agreement as a Guarantor pursuant to Clause 26.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

2.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

3.	This Accession Letter is governed by Norwegian law.

[This Guarantor Accession Letter is entered into by deed (only if required under applicable law).]

[Borrower]	[Subsidiary]

SCHEDULE 8

REPAYMENTS/REDUCTIONS

(ALL AMOUNTS IN USD)

Scheduled Repayments/Reductions

# Reductions	In Total	Term Loan Facility	Revolving Credit Facility
1	41 666 667	41 666 667	—

2	41 666 667	41 666 667	—

3	41 666 667	41 666 667	—

4	41 666 667	41 666 667	—

5	41 666 667	41 666 667	—

6	41 666 667	41 666 667	—

7	41 666 667	41 666 667	—

8	41 666 667	41 666 667	—

9	41 666 667	41 666 667	—

10	41 666 667	41 666 667	—

11	41 666 667	41 666 667	—

12	41 666 667	41 666 667	—

13	41 666 667	41 666 667	—

14	41 666 667	41 666 667	—

15	41 666 667	41 666 667	—

16	41 666 667	41 666 667	—

17	41 666 667	41 666 667	—

18	41 666 667	41 666 667	—

# Reductions	In Total	Term Loan Facility	Revolving Credit Facility

19	41 666 667	41 666 667	—

20	41 666 667	41 666 667	—

21	41 666 667	41 666 667	—

22	41 666 667	41 666 667	—

23	41 666 667	41 666 667	—

24	1 041 666 667	41 666 667	1 000 000 000

SCHEDULE 9

CORPORATE STRUCTURE

SCHEDULE 10

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the relevant Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a facility office in the European Economic Area will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that facility office) of complying with the relevant minimum reserve requirements in respect of Loans made from that facility office.

4.	The Additional Cost Rate for any Lender lending from a facility office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum.
300

Where:

E             is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its facility office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.